AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000
                                                    REGISTRATION NO. 333-89561
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                        ------------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ------------------------------

                           E-XACT TRANSACTIONS LTD.
       (Exact name of small business issuer as specified in its charter)


         DELAWARE                                    7232                                      98-0212722
(State or jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
incorporation or organization)            Classification Code Number)                     Identification Number)


                                                                                             CT CORPORATION
 2410-555 WEST HASTINGS STREET           2410-555 WEST HASTINGS STREET                     1209 ORANGE STREET
  VANCOUVER, BRITISH COLUMBIA             VANCOUVER, BRITISH COLUMBIA                  WILMINGTON, DELAWARE 19801
       CANADA V6H 4N6                          CANADA V6H 4N6                                    USA
       (604) 691-1670                          (604) 691-1670                               (302))658-7581
(Address and telephone number of    (Address of principal place of business)     (Name, address and telephone number
  principal executive offices)                                                           of agent for service)

                        ------------------------------


                                  Copies to:

                            LESTER R. WOODWARD, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400

                        ------------------------------


                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

 As soon as practicable after the effective date of this Registration Statement.

                        ------------------------------


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

      This registration statement covers (a) the primary public offering by E-xact of 2,250,000 shares of common stock, $.001 par value, (b) 75,000 shares paid to the placement agent, Canaccord, as a corporate finance fee, (c) 225,000 shares underlying a warrant paid to Canaccord in consideration of Canaccord's commitment to sell up to 2,250,000 shares in the offering, and (d) the concurrent offering on a delayed basis of 3,309,136 shares of common stock by certain selling stockholders of E-xact. The initial public offering prospectus covers the shares being offered by E-xact. A separate selling stockholders prospectus will be used by the selling stockholders in connection with an offering by them for their accounts of up to 3,309,136 shares of common stock. The selling stockholders prospectus is identical to the initial public offering prospectus, except for (1) alternate front and back cover pages, which alternate cover pages are noted in the registration statement, (2) the sections entitled "Summary," "Use of Proceeds," "Plan of Distribution" and "Risk Factors" which alternate sections are indicated in the registration statement, and (3) the sections entitled "Determination of Offering Price" and "Dilution" which sections shall appear only in the initial public offering prospectus.


                                EXCHANGE RATES

      All dollar amounts herein are stated in U.S. dollars except where otherwise indicated. The following table reflects the rate of exchange for Canadian dollars per U.S. $1.00 in effect at the end of the following periods and the average rate of exchange during such periods, based on the Bank of Canada average noon spot rate of exchange:


                                     Year Ended              Month Ended
                                   December 31, 1999       January 31, 2000
                                   -----------------       ----------------

Rate at end of period:             $      1.5333                 $1.4456

THIS INFORMATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH __, 2000

INITIAL PUBLIC OFFERING
PROSPECTUS
                               2,250,000 Shares

                               [GRAPHIC OMITTED]

                           E-XACT TRANSACTIONS LTD.

                         Common Stock, $.001 par value

                        ------------------------------

      Canaccord Capital Corporation, E-xact's agent, has entered into a firm commitment agreement to sell up to 2,250,000 shares in this public offering at a price of $1.00 per share, and E-xact may sell up to 920,000 of such shares directly to investors in the United States at a price of $1.00 per share. Aggregate gross proceeds of this offering will be $2,250,000.

      E-xact is concurrently registering 3,309,136 shares of its common stock on behalf of selling stockholders.

      Before offers to sell shares of common stock are made, the shares of E-xact common stock will have been approved for listing on the facilities of the Canadian Venture Exchange.

                               UNDERWRITTEN BY:

                         CANACCORD CAPITAL CORPORATION
                                    Total          Per Share
                                ------------     -------------
Public offering price           $  2,250,000     $       1.00
Underwriter commissions*        $    168,750     $       0.075
Proceeds                        $  2,081,250     $       0.925

      E-xact has paid Canaccord a sponsorship fee of $10,000, an administrative fee of Cdn. $4,000 and granted to Canaccord a warrant entitling it to purchase shares of common stock in the future. E-xact also will pay Canaccord a corporate finance fee of 75,000 shares of common stock.

                        ------------------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED AT PAGES 2 TO 4.

                        ------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this prospectus is o, 2000

                               TABLE OF CONTENTS

                                                                          PAGE

Summary......................................................................1

Risk factors.................................................................2

Dilution.....................................................................3

Use of proceeds..............................................................5

Description of E-xact........................................................6

Description of business......................................................6

Management discussion and analysis of financial condition and results of operations..............................................................21

Description of securities...................................................24

Plan of distribution........................................................28

Directors and senior officers...............................................30

Certain relationships and related transactions..............................32

Executive compensation......................................................33

Cautionary statement concerning forward-looking statements..................34

Dividend record and policy..................................................34

Experts.....................................................................34

Legal matters...............................................................34

Where you can find more information.........................................35

                                    SUMMARY

BUSINESS OF E-XACT:     E-xact is a software development company that offers a
                        simple electronic commerce, also known as "e-commerce," solution for real- time transaction processing combined with a suite of value added merchant services.
                        E-xact's software allows computer controlled cash registers, personal computers, personal computer based point-of-sale terminals, computer systems and proprietary product platforms to accept credit card payments and submit those payments to payment processing centers for authorization and settlement.

                        E-xact's principal office is located at 2410-555 West Hastings Street; Vancouver, British Columbia (Canada) V6H 4N6. The telephone number is (604) 691-1670.

OFFERING:               The offering consists of 2,250,000 shares of common
                        stock to be offered to the public. Upon completion of the offering, there will be approximately 8,447,000 shares of common stock issued and outstanding.
                        In addition:

                        o E-xact has granted stock options pursuant to which up to 1,104,700 shares may be issued in the future pursuant to E-xact's stock option plan.

                        o E-xact has granted warrants pursuant to which up to 1,007,136 shares may be issued in the future.

USE OF PROCEEDS:        The net proceeds from this offering will be
                        $2,081,250. E-xact's working capital as of December 31, 1999 was approximately $15,466. The net proceeds from the offering plus the working capital totals approximately $2,096,716 before expenses, and will be used to pay the costs of this offering, expand software functionality, extend network capabilities, recruit management and additional staff, and to fund general corporate marketing.

                                 RISK FACTORS

      An investment in E-xact common stock involves certain risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this prospectus, in determining whether to purchase shares of E-xact stock.

WE HAVE A LIMITED OPERATING AND SALES HISTORY AND EVEN WITH THE OFFERING PROCEEDS MAY NOT HAVE SUFFICIENT FUNDS TO COVER NECESSARY EXPENSES.

      E-xact has a limited history of operations that has consisted primarily of research and development and initial sales of its e-commerce products and services. Since inception E-xact has financed its operations primarily through the private placement of equity securities, stockholder loans, and has generated only limited revenues from sales of its e-commerce products and services.

      Whether E-xact can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including expanding its sales and marketing capabilities. Given the absence of clear market acceptance with respect to this line of products, there can be no assurance as to the achievability of projected market penetration rates and associated sales revenues.

THE LOSS OF KEY PERSONNEL, ESPECIALLY IF WITHOUT ADVANCE NOTICE, OR THE INABILITY TO HIRE OR RETAIN QUALIFIED PERSONNEL, COULD HAVE A MATERIAL ADVERSE EFFECT UPON E-XACT'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      E-xact's future success depends in significant part upon the continued service of certain key technical and management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Key personnel of E-xact include Ted Henderson (President and Chief Executive Officer), Peter Fahlman (Vice President of Business Development), Robert Roker (Product Manager), and Brian Archer (Development Manager). E-xact has entered into employment agreements with all key personnel. The employment agreements with Messrs. Fahlman, Roker, and Archer have an unlimited term beginning December 1, 1999. The employment agreement with Ted Henderson extends from September 16, 1999 to September 15, 2000. All of the agreements contain confidentiality provisions that are unrestricted as to time, and non-competition and non-solicitation provisions that extend 12 months following the employee's termination.

      Competition for such personnel is particularly intense in the internet industry, and there can be no assurance that E-xact can retain its key technical and managerial personnel or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future.

THE INABILITY TO CONTINUE DEVELOPING AND SELLING NEW PRODUCTS MAY RESULT IN CONTINUED LOSSES.

      The e-commerce software industry is characterized by rapid and significant technological change. Many software applications have a life cycle of under twelve months. Product research and development will require substantial expenditures and will be subject to inherent risks and there can be no assurance that E-xact will successfully develop or improve products that have the characteristics necessary to effectively meet the market's needs, or that any new products introduced will be successfully commercialized.

      The e-commerce and real-time electronic credit card payment transaction processing industries require reliable, efficient high volume transaction capability. Transaction processing software applications may run efficiently in low volume transaction processing environments but slow down or cease to operate in high volume environments or during peak hours of use. E-xact's future success will depend in large part on whether E-xact's software solutions will adequately respond to such high volume transaction processing environments in a reliable and efficient manner. There can be no assurance that E-xact will be successful in developing or improving products that will be able to process large transaction volumes in a seamless manner.

THE PUBLIC OFFERING PRICE WAS DETERMINED THROUGH NEGOTIATIONS AND MAY NOT BE RELATED TO THE VALUE OF THE STOCK.

      The initial public offering price of E-xact's common stock on the Canadian Venture Exchange of $1.00 per share was arrived at arbitrarily by negotiation between E-xact and Canaccord, and represents their independent assessment of the value of the shares being offered. As such, the initial public offering price is not necessarily related to E-xact's net worth or any other established criteria of value and may not bear any relationship to the market price of the shares following the completion of the offering.

LISTING THE STOCK ON THE CANADIAN VENTURE EXCHANGE DOES NOT ASSURE A MARKET FOR THE SHARES AT ALL TIMES.

      The shares of E-xact common stock will be approved for listing on the Canadian Venture Exchange and will be primarily traded on that exchange. The rules of the Canadian Venture Exchange do not require any market maker or specialist to maintain a market for the listed shares at all times. Therefore, the Canadian Venture Exchange listing does not assure a stockholder that there will be a purchaser for this shares when the stockholder wishes to sell.

THE POTENTIAL SUPPLY OF MARKETABLE SHARES FOR IMMEDIATE SALE MAY ADVERSELY IMPACT THE MARKET PRICE OF THE SHARES.

      Concurrently with the registration of the shares offered under this prospectus, E-xact has registered under the U.S. securities laws approximately 3,309,136 shares of its common stock that are presently owned by its stockholders. All of those shares were initially purchased by the stockholders in private transactions between September 1998 and October 1999. Although some of these shares are subject to restrictions on their sale for periods of time specified by the Canadian Venture Exchange, it is anticipated that approximately 848,500 of these shares, in addition to those offered in the public offering, would be immediately available for sale to the public, thus adding to the supply of shares in the market. If a significant portion of those shares are offered for sale within a short period of time, the price of the shares in the market would likely decline. If the supply substantially exceeds the demand, it might become impossible to find buyers for all the shares that are being offered, which would likely further depress the price and, perhaps, make it impossible for you to sell all of your shares as quickly as you may desire.

                                   DILUTION

       The following sets forth the diulution per share (as of December 31, 1999) after giving effect to this offering:

----------------------------------------------------------------------------------------
Effective price of shares of common stock offered hereunder:                    $1.00
Net tangible book value before the offering:                        0.01
Increase in net tangible book value attributable to the offering:   0.21
Net tangible book value after the offering:                         0.22         0.22
                                                                              ----------
Dilution to investor:                                                            0.78
Dilution to investor (as a percentage):                                            78%
----------------------------------------------------------------------------------------

         The calculations in the table above do not give effect to the exercise by Bolder Venture Partners LLC of 225,000 warrants at $0.25 per share or the possible exercise by Bolder Venture Partners LLC of outstanding warrants to purchase up to 1,007,136 shares of common stock at prices varying between $1.00 to a price to be determined by a follow on private placement, or the possible exercise of a warrant to purchase 225,000 shares held be Canaccord Capital Corp. at a price of $1.00 per share. If all currently exercisable or convertible derivative securities were to be exercised to the extent that we know what the share price would be, then the issuance of common stock underlying them would have a $0.07 per share effect on the dilution calculation above. In such a case, the Dilution to investor and the Dilution to investor (as a percentage) in the table above would read $0.71 and 71%, respectively. If all such exercisable or convertible derivative securities are exercised after completion of this offering, then there would be a total of approximately 9,229,136 shares issued and outstanding.

         E-xact issued 1,104,700 employee stock options on January 12, 2000 at $1.00 per share.

                                 USE OF PROCEEDS

         The gross proceeds from this offering will be $2,250,000. Assuming that all 2,250,000 shares are sold by Canaccord, from these proceeds E-xact will pay an aggregate commission of $168,750 to Canaccord. After deducting the commission and prior to expenses of the offering, the net proceeds from this offering will be $2,081,250. The gross proceeds from the offering will be used as follows:

Funds available:                                                                    $ 2,250,000
                                                                                    ===========
Proposed uses:
   Additional costs of this offering:
     Legal fees                                                                     $    40,000
     Accounting fees                                                                $    20,000
     Printing                                                                       $    10,000
   Agent's commission                                                               $   168,750
   Capital expenditures to accommodate staff increases and to extend network
     capabilities:                                                                  $   163,000
   Management and staff recruitment, hiring and contracting:
     Management and administration:                                                 $   560,000
     Marketing and sales:                                                           $   180,000
     Technical development:                                                         $   355,000
   Marketing:                                                                       $   110,000
   Administration:                                                                  $   453,000
   Working capital to fund ongoing operations and unallocated working capital:      $   190,250
                                                                                    -----------
                                                                                    $ 2,250,000
                                                                                    ===========

         If Canaccord exercises its warrant to purchase up to 225,000 shares at a price of $1.00 per share, E-xact will receive additional proceeds of up to $225,000 if exercised at any time up to one year from the date that shares of E-xact common stock are first listed for trading on the facilities of the Canadian Venture Exchange. If Canaccord exercises the warrant, the proceeds will also be added to E-xact's working capital.

         The unallocated working capital balance of $190,250 as well as revenue from E-xact's operations will be used to fund monthly administration expenses of $37,750. These administrative expenses consist of rent for office space (approximately $10,000), professional fees and expenses (approximately $4,750), and miscellaneous expenses (approximately $23,000).

                              DESCRIPTION OF E-XACT

         E-xact was incorporated under the laws of the Province of British Columbia on August 13, 1998. On July 29, 1999 E-xact filed a certificate of domestication and certificate of incorporation with the secretary of state of the State of Delaware, thereby "domesticating" or transitioning from a Canadian company to one organized under the laws of the State of Delaware.

         E-xact's principal office is located at 2410 - 555 West Hastings Street, Vancouver, British Columbia, V6H 4N6 Canada. E-xact's registered agent in the U.S. is located at 1209 Orange Street, Wilmington, Delaware 19801 USA. E-xact has no subsidiaries.


                             DESCRIPTION OF BUSINESS
INTRODUCTION

         E-xact offers an electronic commerce, known as "e-commerce," solution for real-time transaction processing which allows PC based cash registers, PCs, point-of-sale terminals, computer systems and proprietary product platforms to accept credit card payments and submit those payments to various payment processing companies for authorization and settlement/deposit E-xact has developed software and a network system to act as a third party payment processor to conduct transaction processing with all major banks in North America. E-xact is currently approved to conduct transaction processing with all major banks and credit unions in Canada and has recently opened a gateway with Vital Processing Services, a U.S.-based credit card processing network, allowing E-xact to process financial transactions with many of the major banks in the U.S.

         E-xact was founded in 1998, initially as a joint venture between the Sutton Group Financial Services Ltd. and DataDirect Holdings Inc. On September 1, 1998, each of Sutton Group and DataDirect transferred to E-xact their respective interests in a computer software system designed by DataDirect, known as the Transaction Software and Processing System, in exchange for ninety-nine shares of common stock of E-xact each. The software system offered to real time credit card transaction processing capabilities for other e-commerce providers.

         Version 2.0 provided the ability to move transactional data between E-xact's system and the Royal Bank of Canada, the largest bank in Canada in terms of assets and the only financial institution with which it was certified to process financial transactions at the time. Throughout the autumn of 1998, E-xact focused on further testing of its system and on designing the system to easily grow to serve thousands or tens of thousands of customers. Testing was undertaken with six clients, each focused on a different type of application, including an internet based storefront, a physical point-of-sale location, a telephone based voice response system and a billing system. In January 1999, E-xact received certification from Shared Network Systems, a firm that processes financial transactions for most other banks and credit unions in Canada.

         Version 3.0 of E-xact's transaction processing component was released in January 1999. The software allowed other computers to speak to E-xact's computers. Following this release, E-xact introduced versions for various computer operating systems including LINUX, UNIX and JAVA.

         In June 1999, E-xact released version 4.0 of its software system and it also established its internet web site. Version 4.0 focused on providing transaction processing, reporting and support services for e-commerce merchants. Since that time, E-xact has gained some fifty additional clients and has begun to develop its marketing plan. E-xact is currently seeking additional staff qualified to design and build specific technologies to create additional sales opportunities in the North American transaction processing arena.

OVERVIEW OF OPERATIONS

         Due to the exponential growth of the internet and e-commerce during the past few years, the initial target of E-xact's marketing will be focused primarily towards companies conducting business over the internet. E-xact can process transactions in US and Canadian dollars through credit card merchant accounts for Visa, MasterCard, American Express, Discover, Diners Club, and JCB. The system is secured by sophisticated encryption technology in addition to the existing industry standard electronic security such as firewalls. In addition to the web-based transaction processing, E-xact also offers transaction processing via other networks, such as interactive voice response systems. Interactive voice response makes it possible for people to communicate with a computer using their touch tone phone. Such a system not only "listens" to a request, it is also capable of responding without human intervention.

         As of the date of this prospectus, E-xact has released multiple versions of the software to run on various operating systems. The software does not require a lengthy installation or integration process; users need only enable the software within their computer operating environment. Once activated, merchants are ready to start accepting customer credit cards, provided they have established a merchant account with a bank for funds settlement.

         E-xact also provides merchants a variety of reports with the transaction processing system, such as a full suite of accounting tools that help customers manage their e-commerce activities such as detailed billing statements, transaction search engine, web point of sale terminals and reporting services.

         In order to leverage its marketing efforts, E-xact offers its e-commerce transaction processing solution to internet service providers, web developers, application developers and financial institutions, which E-xact refers to as partners. E-xact's partners may receive a percentage of every transaction fee processed by shared customers and may use E-xact's comprehensive web tools and services for the benefit of such partner's clients or e-merchants. The partner may apply its own corporate look and branding to these tools and effectively promote its own brand using E-xact's products and services. E-xact is in the process of developing a marketing strategy to complement its technical development plan.

         A key advantage of E-xact's transaction processing software is that it is small and can easily be integrated with most existing systems. Additionally, E-xact provides the interface to match a customer's existing operations rather than requiring them to meet and design their systems to E-xact's pre-defined protocols, something most major competitors require.

         E-xact currently operates with a core group of 13 individuals, four of whom comprise the management team. Mr. Ted Henderson is the president and chief executive officer, and has over sixteen years of experience in a variety of high-tech sectors. Mr. Peter Fahlman is a founder of E-xact and its vice president of business development. He has an extensive background in developing and implementing computer-based solutions. Mr. Robert Roker is a computer professional with over 10 years experience designing and implementing financial-based information technology and is the product manager. Mr. Brian Archer is the head of the development team. Mr. Archer's computer experience began in 1981 and he has been involved in many aspects of development and support.

THE PRODUCTS

Product/service description

         E-xact's product/service is a combination of an online service and a suite of software that act as a real-time payment mechanism for e-commerce, either over the internet or via a wide range of other electronic networks.

How the system works utilizing the internet

         When a customer makes a purchase using a credit card on the web site of a merchant whose e-commerce system incorporates E-xact's transaction component, the payment information is first sent securely in encrypted format to a secure computer server. A firewall exists between the internet and web servers/transaction servers to safeguard against any unauthorized intruders.

         The encrypted payment information is then sent through another, much more extensive firewall to E-xact's Gateway Server, from which it is sent onward to the banking network to be approved or declined. Once approved or declined, the information is returned back securely to the web site where only the customer can see the results. The information regarding each transaction is also forwarded from E-xact's Gateway Server to a database to be logged as part of an audit trail. The entire process takes place almost instantaneously, typically in two to five seconds.

E-xact transaction software and processing system

         The current processing system is version 4.0, which was released in June 1999. It is a combination of custom software applications and processes that run on the Windows NT Server 4.0 operating system. The primary function of these applications/processes is to perform real-time credit card transaction processing through certified links with the Royal Bank and Shared Network Systems.

         E-xact's system has five components:

         o        Gateway Server

         o        Transaction Server

         o        Remote Transaction Component

         o        Audit Database

         o        Secure Web-based Merchant Tools

         THE GATEWAY SERVER facilitates real-time credit card processing with any of the major chartered banks and credit unions in Canada. It currently participates directly with the Royal Bank Merchant Host Network, and also communicates electronically with the Shared Network Systems network. Through E-xact's certified connection with Shared Network Systems, the Gateway Server can process transactions to account holders from any of the major banks in Canada. The Vital Processing System enables the Gateway Server to process transactions with many of the banks in the United States.

         THE TRANSACTION SERVER communicates with the Gateway Server and also provides communications to the Remote Transaction Component. The Transaction Server resides within E-xact's network and is accessible on the internet via the Remote Transaction Component.

         THE REMOTE TRANSACTION COMPONENT is a custom software component that can be installed/ integrated in various computer environments to enable credit card transaction processing on E-xact's network. Merchants can download this component from E-xact's web site at WWW.E-XACT.COM in any of four formats, depending upon which operating system the merchant uses.

         Once installed on the user's system, the Remote Transaction Component will connect via the internet to E-xact's Transaction Server and subsequently the Gateway Server and the financial networks. E-xact requires that merchants have a specific electronic security system known as Secure Socket Layer protocol operational on their site to provide the security necessary to conduct transactions securely via the internet. Encryption is also part of the component, ensuring that all transmissions between itself and the Transaction Server are safe from other users on the internet. The current version of the Remote Transaction Component processes transactions to all the major Canadian banks and many of the banks in the United States.

         THE AUDIT DATABASE incorporates the added functionality of processing with the additional Canadian Chartered banks. Specific enhancements are under development to meet the requirements of processing with VITAL Processing Services in the United States. Every transaction is processed by the Gateway and logged to the Audit Database to create an audit trail.

         THE SECURE WEB-BASED MERCHANT TOOLS are a group of reporting, auditing, searching and processing functions available to merchants who have the proper access credentials for E-xact's system. The system can be accessed through any popular web browser and data is delivered almost instantly. Added functionality is available through specific tools such as the web based point-of-sale terminal where merchants can process credit card transactions directly to their merchant account from anywhere on the internet. Through E-xact's member services on the web site, merchants can track every sale for up to three years, check statements for totals, deposits made and customer spending, among other functions. Security systems limit access to this information to the merchant authorized for each account.

Dedicated transaction servers

         For merchants that require a transaction server that is only used by them, E-xact can provide a dedicated server to centralize all financially based transactions within a single organization. The servers allow for local auditing and reporting of all transactions conducted through the specific server. Using the internet (or other communications medium), the merchant can interact directly with E-xact's Gateway Server for a comprehensive electronic transaction processing solution, including complete maintenance and audit capabilities.

Non-web based transactions

         E-xact also works with clients to integrate transaction processing services with telephone-based electronic funds transfer and billing services that do not utilize the internet. Typically, these systems are closed networks that do not require the level of additional firewall security as is required for internet transactions which can be accessed by anyone in the world. The systems E-xact has developed can be applied to virtually any type of electronic network.

Financial transaction processing certification

         Certification with transaction processing networks that handle the financial transactions that E-xact's product/service is designed for is an integral and necessary part of E-xact being able to offer its services. Banking and other financial networks operate under stringent regulation which requires that their computer networks be highly secured in order to protect privacy and to ensure the integrity of the network. Accordingly, any company that wants to offer a service that would access an existing banking or financial network must undergo a comprehensive process of review and testing prior to being approved to access to the network. Before an applicant company is permitted to go through this review, the bank or processing system must be satisfied that the company is capable of handling mission critical processes meeting its requirements, and that its system will operate correctly and securely.

STAGE OF DEVELOPMENT AND COSTS

         E-xact's current Transaction Software and Processing System has been in full operation since June of 1999. The system is fully operational and approximately 4,000 transactions are processed per day through E-xact's systems. Since September 1, 1998, E-xact has processed approximately 363,000 transactions.

         Cdn. $280,191 has been spent on product development as of September 30, 1999. Of this amount Cdn. $215,674 has been expensed by E-xact and primarily includes fees paid to programmers. On September 1, 1998, each of Sutton Group and DataDirect transferred to E-xact their respective interests in certain assets designed by DataDirect, known as the Transaction Software and Processing System, in exchange for ninety-nine shares of E-xact common stock each. The consideration paid to Sutton Group for its interest in the assets, representing costs incurred by Sutton Group in the development of the assets, consisted of ninety-nine common shares issued at a deemed aggregate value of Cdn. $32,515 representing the costs incurred in the development of the assets. The consideration paid to DataDirect for its interest in the Software System consisted of ninety-nine common shares, issued at a deemed aggregate value of Cdn. $32,000 representing the costs incurred in the development of the assets.

         During the three-month period ended December 31, 1999, E-xact incurred additional research and development expenses of Cdn. $88,000, bringing the total development costs incurred at December 31, 1999 to Cdn. $368,139.

DEVELOPMENT PLANS

         E-xact intends to continue to upgrade and enhance its combined systems and software focusing on the following key areas.

         Further development of the fraud protection and risk assessment aspects of the system enabling merchants to more securely process online credit cards with the aid of automated tools to lower the merchant's risk in accepting credit cards online. Although E-xact's system contains a basic fraud engine, these additional tools would address issues such as:

         o        excessive frequency of credit card use;

         o        over-purchasing limits;

         o        purchasing from unauthorized locations; and

         o        fake credit card number generators.

         In addition, E-xact is assessing and analyzing the inbound sign-up process and plans to develop a more streamlined and automated procedure to help merchants sign-up and engage its services. Specific design of a fully automated online sign-up site allowing first time merchants to download all needed components, information, and automatically pay for E-xact's services is intended to be deployed to dramatically reduce the cost and time of acquiring new customers.

         Furthermore, E-xact intends to focus development on all mission critical aspects of the system and address issues pertaining to the growth or "scale" and the redundancy or "fault tolerant" capabilities of the system as a whole. Additional components and connections to the system will provide greater stability and availability of the system to all customers. Microsoft Consulting Services has been engaged to assist in designing and deploying architecture capable of processing a significant volume of simultaneous transactions.

         E-xact plans to continue to extend the connectivity capabilities of its system and software in order that transactions can be processed anywhere in the world. The next targeted gateway certification is with First Data Corporation, a large transaction processing network in the U.S. This would expand E-xact's position in the U.S. marketplace by providing broader processing capabilities and allow service with over 95% coverage of the U.S. banks.

         E-xact plans to enhance the merchant account tools including additional levels of password protection so that access would be restricted to individuals granted appropriate authorizations, and development of new reporting capabilities.

THE MARKET FOR THE PRODUCTS

Market overview

E-commerce

         The term "internet commerce" encompasses the use of the internet for marketing, advertising, trading, and selling goods and services. The ability to use the internet for marketing and advertising results from the power to communicate information through the internet to a large number of individuals, businesses as well as consumers. The ability to use the internet to consummate sales and other commercial transactions results from the power to conduct two-way communication from merchant to buyer and from buyer to merchant through the internet.

Business and the internet

         In order to conduct business over the internet and accept payment by credit card, a merchant needs a merchant account. A merchant account is an identification number that identifies a business that is authorized to process credit card payments. A merchant account for online sales is different from a merchant account used in a traditional store.

Transaction processing

         The internet has opened up new possibilities for processing financial transactions. While most commerce is still conducted in the physical world, the exchange of goods and services for payment over the internet is growing rapidly. Continued growth of internet commerce will depend in part on: (1) the ability of buyers and sellers to use familiar forms of payment online, such as credit and debit cards and checks, in a simple and secure manner; and (2) the availability of payment software and services that:

         o securely transmit and store payment information with minimal interruption of a consumer's online experience;

         o        are convenient for merchants to install and maintain;

         o connect merchants to major payment processors and financial institutions;

         o facilitate familiar types of transactions from the physical world - (such as bill payment) on the internet; and

         o provide common payment platforms for merchants selling goods and services both at physical points-of-sale and electronic storefronts.

MARKETING AND SALES STRATEGY

Overview

         To date, E-xact has undertaken virtually no advertising, either off-line or online to promote E-xact in the e-merchant/internet marketplace, other than establishing its web site.

         E-xact is currently in the process of developing a comprehensive marketing strategy, which will serve to launch its product/service on a wider scale. E-xact is considering participation in industry trade shows to expand its exposure, conducting press tours, and generally achieving greater visibility in the marketplace. A portion of the proceeds of this offering will be used to develop a sales and marketing strategy tied with further development of the software product.

         E-xact's management has determined that the most effective means by which to market its transaction processing product/service is to leverage its direct sales efforts through a number of marketing channels rather than pursue a mass marketing effort directly to merchants. These channels have been identified as the primary sources which merchants contact and through which they typically work in order to establish their internet e-commerce systems. Firms within these channels become E-xact partners. The four market channels which E-xact is pursuing are:

         o        internet service providers;

         o        web developers;

         o        application developers; and

         o        financial institutions and independent sales organizations.

E-xact offers its partners the following benefits:

         o        private label branding;

         o        the potential for private dedicated network connections;

         o        transactional revenue sharing;

         o ability to package the transaction processing component with the partner's software or web hosting solutions;

         o        technical support; and

         o        ease of integration.

         Partners in these market channels provide the Transaction Processing Component to the merchant--typically, as if it is part of their own product/service. For example, a financial institution or internet service provider can provide the Transaction Processing Component to companies it works with as part of its e-commerce services. When the merchant logs on to the financial institution's or internet service provider's web site to look at his or her merchant account, the financial institution's or internet service provider's name and corporate logo or branding appears at the top of the screen with a company logo also appearing on the page.

         Where it is necessary, as with financial institutions that become partners, E-xact establishes dedicated network connections in order to ensure the integrity of the system and to maximize security. Non-internet based applications may also require dedicated network connections.

         Application developers integrate E-xact's payment capabilities into their products, seamlessly providing merchants setting up their own e-commerce web site with the ability to accept secure payments by credit card over the internet.

Pricing

         E-xact partners can share in the revenue generated by processing customer transactions at each of their client merchant's web sites. Partners also may choose whether they would like to administer the service to their customers or have E-xact bill them directly. E-xact has two pricing structures, wholesale and retail. Wholesale prices apply to channel distributors such as internet service providers, web developers, application developers and financial institutions. Retail rates apply to businesses selling products or services directly to consumers.

         E-xact charges an activation fee for each merchant credit card account the customer would like to enable with E-xact (i.e., one for Visa, one for MasterCard U.S. etc). This fee is charged only once per account. The monthly service charge is to maintain the merchant account(s) with E-xact's servers. Included in this charge is access to E-xact's member services that feature tools such as internet point of sale terminals, transactional searching, and reporting tools.

TARGET MARKET CHANNELS

Technical market channels: internet service providers, web developers, application developers

         E-xact considers internet service providers, web developers and application developers as technical market channels since they understand software, servers, connectivity and other aspects necessary for integrating E-xact's Transaction Processing Component. A key aspect of E-xact's marketing to these technical channels is the fact that its software is easy to integrate. E-xact provides an interface to communicate with the most common operating systems such as JAVA, LINUX, UNIX and COM. This reduces the technical barrier and makes it easier for these companies to incorporate E-xact's transaction processing component with their existing software and systems.

         A second key aspect of E-xact's marketing to these channels is that its Transaction Processing Component can be virtually transparent to end users of products and services provided by the companies in these channels. E-xact can be identified only by a company logo.

         Internet service providers present a dual market by providing the E-xact Transaction Processing Component as part of e-commerce solutions that they sell to their customers and by using E-xact's system to handle their own transaction processing (accepting payment for their internet access programs and other services). Due to the volume of transactions possible with internet service providers, pricing to internet service providers is typically negotiated on a deal by deal basis.

         Web developers can provide E-xact's Transaction Processing Component as an integrated part of e-commerce solutions that they develop and manage for clients. For each transaction processed through those e-commerce solutions, the web developer can receive a portion of the transaction processing revenue.

         Application developers include both those that are developing software designed for internet e-commerce and developers of other transaction processing applications. An example of another transaction processing application would be a computerized point-of-sale terminal, as where a customer visits a business, makes a purchase, pays by credit card and the credit card information is entered into the terminal or a personal computer by a cashier or sales agent. The transaction is then sent via the internet through E-xact to the bank for approval. Although the approval process travels over the internet, the actual point of sale may not have been conducted via the internet.

Financial institutions

         E-xact has been able to take advantage of having first established a relationship with the Royal Bank to secure additional other clients and to develop relationships with other financial institutions, such as Shared Network Services and, more recently, Canadian Imperial Bank of Commerce. Typically, these relationships can provide many referrals of other direct clients.

Direct marketing to merchants

         Direct marketing does not currently comprise a major portion of E-xact's marketing strategy, however, it is taking place via E-xact's web site and through word-of-mouth. For over three months, it has been possible to download E-xact's transaction processing component from its web site at WWW.E-XACT.COM. Management reports that an estimated 500 downloads of the component have taken place to date. These are primarily companies with which E-xact has had no direct prior contact. Not all of these are processing transactions through E-xact at this time--frequently the ability to begin processing is delayed by merchants not yet establishing their credit card merchant accounts.

         In addition, most of E-xact's current client base has made first contact with E-xact by way of word-of-mouth referrals. Among E-xact's approximately 75 current clients are the BC Children's Hospital, Lowrider Records, Internet Direct and the Telelink Paging Network.

BUSINESS OBJECTIVES AND MILESTONES

      The following business objectives and milestones describe the major goals that E-xact proposes to accomplish in the twelve months following the completion of this offering.

1. E-xact intends to augment its management team by hiring individuals with experience in key functional areas. In order to achieve this objective, the following milestones will have to be met:

      o Hire a controller/vice president of finance in the first quarter of 2000;

      o      Hire a vice president of technology in the first quarter of 2000;

      o Hire a marketing manager and a vice president of marketing in the first and second quarters of 2000, respectively; and

      o Hire directors of customer service and technical support together with support professionals in the first and second quarters of 2000.

      The total estimated annual cost for these potential expenditures is $390,000 and is accounted for as part of E-xact's proposed management and administration expenses.

2. E-xact intends to continue to further develop its software capabilities, new client acquisition process and web based merchant reporting tools. In order to achieve this objective, the following milestones will have to be met:

      o Achieve a second U.S. Gateway certification by end of the second quarter of 2000;

      o Hire additional development programmers or contractors beginning in the first quarter of 2000;

      o Develop automated processes to acquire new clients in the first quarter of 2000;

      o Develop additional fraud prevention and risk assessment capabilities in the second quarter of 2000; and

      o Enhance software scaleability and value-added capabilities in the first quarter of 2000.

      The total estimated annual cost for these expenditures is $355,000 and is accounted for as part of E-xact's proposed technical development.

3. E-xact will be expanding its personnel and extending network capabilities in the form of mission critical and fault tolerant systems and will need to add network hardware and software. In order to achieve this objective, the following milestones will have to be met:

      o Deploy redundant server computers (and associated software) needed to facilitate E-xact's North American Transaction Processing network in the first and second quarters of 2000;

      o Deploy scalable, redundant database servers for development and production environments in the second quarter of 2000; and

      o Acquire additional workstations for increased personnel starting in the first quarter of 2000.

      The total estimated annual cost for these expenditures is $163,000 and is accounted for as part of E-xact's proposed capital expenditures.

4. E-xact intends to develop and execute a sales and marketing strategy to develop channel partners, re- sellers and strategic relationships resulting in increased sign-ups of "e-merchants" using E-xact's system. In order to achieve this objective, the following milestones will have to be met:

      o Produce print and electronic media materials to be used by business development staff, channel re-sellers and customers in the first and second quarters of 2000;

      o Form strategic relationships with identified channel opportunities in the first and second quarters of 2000; and

      o Hire business development staff in the first and second quarters of 2000.

      The total estimated annual cost for these expenditures is $290,000 and is accounted for as part of E-xact's proposed marketing expenses.

5. The total first year estimated cost for E-xact's general and administrative functions including rent, utilities, and administrative salaries will be approximately $453,000 and is accounted for as part of E-xact's proposed working capital expenses.

COMPETITION

Competition in the market

      The market for internet commerce software and services is relatively new, intensely competitive, quickly evolving, and subject to rapid technological change. Numerous companies are developing e-commerce and online financial transaction technologies and systems. Key competitors include:

CyberSource Corporation of San Jose, California

      CyberSource provides e-commerce transaction processing and other back-end applications and support to businesses that sell over the internet. Its software and services include tax calculation, fulfillment management, and fraud prevention. CyberSource enables secure, reliable, real-time multi-currency payment processing in local currencies worldwide.

CyberCash, Inc. of Reston, Virginia

      CyberCash offers secure payment transaction services that encrypt credit card information. Other offerings include electronic cash payment software and electronic billing and payment software. CyberCash's complete payment solutions, which span the traditional retail market to the internet, provide electronic commerce solutions for merchants, as well as hardware and software providers and internet service providers.

Authorize.Net Corporation of Provo, UT

      Authorize.Net Corporation develops, markets, and sells Authorize.Net, a line of products and services that provide solutions for authorizing, processing, and managing credit card and electronic check transactions over the internet. Authorize.Net's transaction processing system sends them on to the financial institutions for processing.

Internet Secure Inc. of Oakville, Ontario

      Internet Secure is a Canadian corporation which provides a secure, on-line, real-time credit card processing system for internet merchants. Internet Secure demonstrated a secure, on-line, real-time credit card processing system that has been approved by two of the top six banks in Canada. Currently the company offers Canadian dollar merchant status for Visa, MasterCard and AMEX and US dollar merchant status for Visa and MasterCard approved and supported by Canadian and American Banks.

Eliance Corporation of Minneapolis, Minnesota

      Eliance focuses on providing its customers with e-commerce solutions including merchant accounts, POS software and transaction processing as well as order tracking and fulfillment services.

E-Commerce Exchange of Irvine, California

      E-Commerce Exchange is a nationwide credit card processing company, specializing in merchant account, credit card and electronic check transaction solutions for non-traditional merchants within the internet, home-based, phone order/mail order industries. E-Commerce Exchange focuses on serving traditionally hard-to-place businesses, such as home-based or new merchants, business owners with credit problems, high risk businesses, and others which are considered non-conventional by banks and other credit card processors.

PATENTS, TRADEMARKS AND COPYRIGHTS

      Generally speaking, E-xact relies on general trademark and copyright law to protect its products. E-xact has not formally registered trademarks or copyrights nor has it obtained any patent protection for any of its products.

MANAGEMENT

      Key personnel of E-xact have signed employment agreements, which agreements provide for non-disclosure of confidential information following termination of employment with E-xact and non-competition/ non-solicitation for a term of one year.

Ted Henderson, Chief Executive Officer and President

      Mr. Henderson, age 37, is the President and Chief Executive Officer of E-xact and has over 16 years expertise in a variety of high-tech sectors. He is a director of E-xact and is employed on a full-time basis. Mr. Henderson devotes 100% of his time to E-xact and has served in this capacity since October 1999.

      Mr. Henderson began his career in public accounting providing business services to public and private companies, achieving the position of Audit Manager with Coopers & Lybrand, a leading international public accounting firm. In 1985, Mr. Henderson was appointed Director of Finance and Operations for Advanced Management Systems, Inc., a start-up software development company. He subsequently accepted a controller position with Key Investments Inc., a KeyCorp company providing full service investment products to the consumer marketplace. After one and one-half years of service, Mr. Henderson was promoted to the position of Chief Financial Officer with responsibility for directing financing and accounting, management information systems and operations activities of the company. In 1995, Mr. Henderson accepted a finance and operations management position with Echostar Communications Corp. in which he helped the company achieve the successful launch of its small dish satellite service, The Dish Network. Mr. Henderson helped develop and manage the customer sales and service infrastructure, and actively participated in Echostar's initial public stock offering and secondary debt offering. In 1997, Mr. Henderson was promoted to General Manager at Centrobe. In 1998 he was promoted to the position Vice-President of Business Development and was responsible for the company's sales engineering efforts to provide outsourced electronic business solutions to the Fortune 500 companies. Prior to his promotion to this position, Mr. Henderson provided leadership of strategic planning and acquisition activities for one year and managed financial results and service delivery for a business unit.

      Mr. Henderson has a Bachelor of Business Administration granted by Sienna College, Londonville, New York, in 1983, and is a Certified Public Accountant recognized by the American Institute of CPA's and the New York State Society of CPA's.

Peter Fahlman, Vice-President

      Mr. Fahlman, age 35, is a founder, Vice-President (Business Development) and director of E-xact, and is currently employed as an independent contractor on a full time basis.

      Mr. Fahlman has over 15 years experience in the computer industry. In 1984, he began programming music using the then new MIDI standard and began working with regional recording studios in 1986, with computer aided sequencing software and other MIDI instruments. During that time period, Mr. Fahlman worked extensively with digital recording technology and software.

      In 1993, Mr. Fahlman formed a relationship with local PC manufacturer and communications company, Northern Computer Products. He began a project with Northern Computer Products preparing the first local access of the internet in the Okanagan Valley of British Columbia. During that time, he established a teaching lab at Northern Computer Products and began developing courses on how to use the internet. He also taught internet courses at Okanagan College in 1994 and 1995, and worked with Cybernet Systems in deploying Windows NT as the LAN backbone in the operations of Hyper Sound, a retail operation specializing in high-tech digital music instruments. as well as with other Cybernet Systems clients.

      Mr. Fahlman joined Cybernet Systems full-time as a Microsoft NT network consultant in 1995 and left in 1996 to become president of Prophase Digital Corp., a high-tech spin-off of NRS Block Brothers that offered online print services to the real estate community under the name of Homenet. During Mr. Fahlman's tenure, Prophase also undertook other projects including a re-write of Telecheque Canada processing system using Microsoft web and SQL technologies integrated fully with bank processing terminals used in stores (Interac machines) and establishment of a digital recording studio for AM104 radio.

      In 1997, Mr. Fahlman formed DataDirect and DataDirect Consulting Services with Robert Roker and Brian Archer. The following year, he left Prophase to focus his interests on DataDirect and its goal to establish itself as a financial transaction processor and to provide other internet consulting activities. In 1998, a joint venture was established between DataDirect and the Sutton Group, which became E-xact.

Robert Roker, Product Manager

      Mr. Roker, age 33, is a co-founder of DataDirect, DataDirect Consulting Services and of E-xact. He is the Product Manager and is currently employed by E-xact as an independent contractor on a full time basis.

      Mr. Roker is a computer professional with over 10 years experience designing and implementing financial based information technology. He has specialized in the development of financial based applications in areas of new accounting systems, billing and auditing applications for companies such as Rogers Cantel, BC Tel Mobility, and Westel Telecommunications. In addition, he has several years of experience as consultant delivering engineering automation for Rogers Cable and Rogers Shared Services, and significant exposure as a database analyst responsible for the day-to-day operation of mission critical corporate information.

      Prior to joining E-xact, Mr. Roker was the manager of information technology for Prophase. During his tenure with Prophase, he led a group of computer professionals and delivered new facilities for an internet real estate search engine and print catalog service called "Homenet," an office management application for real estate offices called BORAN, and a complete re-engineering of an authorization network for a company called Telecheck Canada.

      Mr. Roker is a graduate of the Computer Systems Technology program at Langara College and a graduate of Simon Fraser University with a bachelor's degree in Computer Sciences.

Brian Archer, Development Manager

      Mr. Archer, age 35, is currently employed by E-xact as an independent contractor on a full time basis. He has been with E-xact since its inception and his computer experience began in 1981. He had worked with Peter Fahlman since 1995 and Robert Roker since 1996 with Prophase and participated in the founding of E-xact. Mr. Archer joined Prophase in 1991. During his tenure with Prophase, his primary responsibility was in support of real estate applications on PCs, mainframes and wide area communications.

      Prior to joining Prophase, Mr. Archer spent several years working in the mining industry with Cassian Mining Corporation, specializing in ore testing software. Mr. Archer also worked in the area of software development at the Prince Rupert Coal Terminal.

Edmund Shung, Chief Financial Officer

      Mr. Shung, age 44, is the Chief Financial Officer for E-xact, and is currently a part-time contractor. Mr. Shung devotes 25% of his time to E-xact and has been employed by E-xact since November 1998.

      Mr. Shung has 20 years of general business and accounting experience. From March 1986 to September 1991 he was a controller to Dexter Associates, a Vancouver based real estate firm. In October 1991 he acquired Totemcolor Film Labs Ltd., a photo processing facility, which he operated, as President and owner, until November 1995. In December 1995 he joined Sutton Group Financial Services Ltd. as Chief Financial Officer and Controller.

      Mr. Shung was awarded a Bachelor of Commerce and Diploma in Accountancy from the University of Witwatersrand, Johnnesburg, South Africa in 1976 and 1978 respectively. In 1979 he was awarded his Chartered Accountant designation by the Transvaal Society of Chartered Accountants, Johannesburg, South Africa. In 1983 he was awarded his Chartered Accountant designation by the Institute of Chartered Accountants of B.C. and in 1986 he received his Masters of Business Administration from the University of Cape Town, South Africa.

PERSONNEL

      E-xact currently employs a total of 14 employees comprised of four full-time employees and 10 full-time and part-time independent contractors. Of the four full-time employees, two serve in a management and administration capacity, one serves in a sales and marketing capacity, and one serves as a software programmer. Of the 10 independent contractors, two serve in a management and administrative capacity, five serve in a technical development capacity or as software programmers, and three serve in a customer relations and customer support capacity.

DESCRIPTION OF OFFICES


         E-xact's principal office consists of approximately 1,300 square feet of leased office space at 2410 - 555 West Hastings Street, Vancouver, B.C., V6H 4N6 under a lease expiring October 31, 2002. The monthly rent under the lease is $3,377.81.

         E-xact also leases approximately 4,500 square feet of office space at 143 Union Boulevard, Suite 850, P.O. Box 38, Lakewood, Colorado, under a sublease expiring December 30, 2000. The monthly rent under the sublease is approximately $6,800.

THE UNITED STATES PENNY STOCK RULES MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

      Because shares of E-xact common stock will not be quoted on a national securities exchange in the United States, the shares will be subject to rules adopted by the U.S. Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Such rules require that prior to effecting any transaction in a penny stock, a broker or dealer must give the customer a risk disclosure document that describes various risks associated with an investment in penny stocks, as well as various costs and fees associated with such an investment. It is possible that some brokers may be unwilling to engage in transactions of shares of E-xact common stock because of these added disclosure requirements, which would make it more difficult for a purchaser in this offering to sell his shares.

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read together with E-xact's financial statements and accompanying notes included elsewhere in this Prospectus.

INTRODUCTION

      E-xact was incorporated under the Company Act of British Columbia, Canada on August 13, 1998. On July 29, 1999 E-xact was reincorporated in the state of Delaware, USA. E-xact earns its revenue by charging its customers a setup fee, a monthly membership fee and a transaction fee. Transaction fees are based on the number of transactions processed for a particular merchant in a month.

RESULTS OF OPERATIONS

      Period August 13, 1998 to December 31, 1998:

      During this period, E-xact's revenue consisted of online transaction revenue and web development revenue. Revenue from online transactions was derived mainly from one major customer. The average income per month from this customer was approximately Cdn. $4,400 per month. There is no contract in place with this customer. Revenue from web development was derived solely from one customer. Revenue for the period of Cdn. $21,000 was received in terms of a development contract.

      Period January 1, 1999 to September 30, 1999:

      E-xact's total revenue for the nine months ended September 30, 1999 was Cdn. $80,300 compared to Cdn. $43,000 for the four and a half months ended December 31, 1998. The average monthly transaction fees increased from Cdn. $5,000 per month to Cdn. $7,900 per month or 58%. E-xact's focus over the nine month and prior periods was concentrated on the continued development of its software system. Its customer base grew via networking and direct contact with prospective customers. Web site development revenue decreased from Cdn. $20,800 in 1998 to Cdn. $9,000 in 1999. The revenue in both periods was obtained from one customer. E-xact does not anticipate any further income from this division as the development contract has since lapsed with this customer. In the future, E-xact does not intend on pursuing web development as a profit center. Amortization of capital assets for the period ended September 30, 1999 amounted to approximately Cdn. $31,800 and Cdn. $40,275 for the period ended December 31, 1998. Programming costs for the period ended September 30, 1999 amounted to Cdn. $184,237 and Cdn. $7,500 for the period ended December 31, 1998. These figures are included under R&D. Programming costs were incurred to improve E-xact's Software System for web based transactions as well as adding a variety of functions to the existing software. For example, reporting features were improved and search capabilities were added to allow merchants to query transactions online. E-xact's databases were redesigned for greater stability and fault tolerance. E-xact's web site has also been improved to streamline communications with both existing and potential customers. Included in R&D expense is equipment lease of Cdn. $6,000 for the four and a half months ended December 31, 1998 and Cdn. $10,000 for the nine months ended September 30, 1999. Computer equipment was leased in order to facilitate E-xact's growth.

      General and administration ("G&A") expenses for the four and a half months ended December 31, 1998 was Cdn. $39,300 compared to Cdn. $225,619 for the nine months ended September 30, 1999.

      Sales and marketing expenses for the period ended December 31, 1998 included amortization of Cdn. $16,000 of intangible assets acquired from DataDirect Holdings, Inc. for Cdn. $32,000.

      As a result of E-xact's re-incorporation in the State of Delaware on July 29, 1999, there was a deemed disposition of E-xact's assets for Canadian income tax purposes. E-xact is liable for income tax on the capital gains of the deemed disposition. The income tax liability is currently estimated to be approximately Cdn. $250,000 after allowing for tax losses.

LIQUIDITY AND FINANCIAL CONDITION

      Subsequent to the period ended September 30, 1999 E-xact completed the private placement of 1,697,000 shares of common stock to raise $848,500. As of September 30, 1999, $553,500 of those proceeds had been received and were reflected in share capital in E-xact's interim financial statements, net of share issue costs of Cdn. $15,700. In addition, 225,000 share purchase warrants were exercised for gross proceeds of $56,250.

      In addition to these funds E-xact is expected to raise net funds of $2,081,250 from the offering described herein, prior to the payment of expenses. Based on E-xact's business model and funds from both the private placement and this offering, E-xact believes that there should be sufficient working capital for the business to operate within the next twelve months without resorting to equity or debt financing.

      Over the next twelve months, E-xact plans on purchasing computer hardware and software valued at approximately $163,000. The hardware and software purchases will be used to support the company's infrastructure and for further development of its software product.

YEAR 2000 PROBLEM

      The year 2000 computer problem refers to the potential for system and processing failures of date- related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

State of readiness

      All E-xact products and upgrades are being developed to be year 2000 compliant. E-xact may, however, be affected by year 2000 issues related to non-compliant internal systems developed by third party vendors. E-xact has completed a review of its systems to ensure that they are year 2000 compliant. E-xact is not currently aware of any year 2000 problem relating to any of its internal, material systems. E-xact does not believe that it has any material systems that contain embedded chips that are not year 2000 compliant.

      Management believes that absent a systemic failure outside the control of E-xact, such as a prolonged loss of electrical or telephone service, year 2000 problems at third parties will not have a material impact on the company. E-xact has no contingency plan for systemic failures such as loss of electrical or telephone services. E-xact's contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. E-xact has no other contingency plans or intention to create other contingency plans.

Cost associated with year 2000 compliance

      Costs of testing E-xact's transaction software to ensure it is year 2000 compliant were approximately Cdn. $5,000 to Cdn. $7,000. Such expenditures were primarily absorbed within the product development organization. Based on its overall development expenditure and the amount of time people in the organization are spending on year 2000 compliance, E-xact believes that its spending on compliance to date has not been material.

      Any failure of E-xact to make its products year 2000 compliant could result in a decrease in sales of its products, an increase in allocation of resources to address year 2000 problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by E-xact's customers due to such year 2000 problems. Failure of E-xact's internal systems could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require us to devote significant resources to correcting such problems. E-xact is not aware of any software supplied by third parties, which is part of the company's processing system, which is not year 2000 compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third party suppliers and vendors, E-xact is unable to determine whether the possible consequences of year 2000 failures could have a material impact on its business, results of operations, and financial condition.

                           DESCRIPTION OF SECURITIES

STOCK CAPITAL

      The authorized capital stock of E-xact consists of 50,000,000 shares of common stock with a par value of $0.001 per share. There are approximately 55 holders of E-xact common stock and as of the date of this prospectus E-xact has a total of 6,122,000 shares issued and outstanding. All of the issued shares of E-xact common stock are fully paid and not subject to any future call or assessment. On September 2, 1999 E-xact's board of directors authorized a stock split of the authorized and issued share capital of 21,000:1 in preparation for this offering. E-xact has filed an application to list its common stock on the facilities of the Canadian Venture Exchange, and before offers to sell any shares are made, such application will have been approved.

      Under E-xact's certificate of incorporation, all of the common shares rank equally as to voting rights, participation in a distribution of the assets of E-xact on a liquidation, dissolution or winding-up of E-xact and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each share of common stock carries with it the right to one vote.

      In the event of the liquidation, dissolution or winding-up of E-xact or other distribution of its assets, the holders of the shares of common stock will be entitled to receive, on a pro rata basis, all of the assets remaining after E-xact has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the board of directors.

      Provision as to the modification, amendment or variation of the rights attached to the capital of E-xact are contained in E-xact's certificate of incorporation and the Delaware General Corporation Law. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 75% of the votes cast).

SHARES ELIGIBLE FOR SALE

      As of the date of this prospectus, 6,122,000 shares of common stock of E-xact are issued and outstanding. These shares are subject to resale restrictions imposed by the Canadian Venture Exchange, which allows shares to be released for trading at various times commencing on the date the shares initially listed for public trading. Pursuant to these regulations the shares will be released as follows:


       Number of shares released        Time of release after date of listing
       -------------------------        -------------------------------------
               848,500                              Immediately
               904,750                              Three months
                56,250                              Six months
                56,250                              Nine months
             1,106,250                              Twelve months
             1,050,000                              Fifteen months
             1,050,000                              Eighteen months
             1,050,000                              Twenty-one months

STOCK OWNERSHIP

      The following are the shareholdings of the directors, senior officers and promoters of E-xact and of any other shareholders which, to the knowledge of E-xact, beneficially own, directly or indirectly, more than five percent of the issued common shares of E-xact:


                                                     Number of shares            Percentage of         Percentage of issued share
       Name and municipality of                      of common stock             issued share              capital after the
       residence of shareholder                     beneficially owned              capital            completion of this offering
--------------------------------------------      -----------------------      ------------------    ----------------------------
Ted Henderson(1)                                          75,000                    1.24%                           0.31%
c/o E-xact Transactions Ltd.
1610 - 555 West Hastings Street
Vancouver, British Columbia  V6H 4N6
Canada

Peter Fahlman(2)                                         767,776                   11.14%                           7.76%
c/o E-xact Transactions Ltd.
1610 - 555 West Hastings Street
Vancouver, British Columbia  V6H 4N6
Canada

Cliff Mah(3)                                             165,714                    2.71%                           0.31%
1450 Creekside Drive, Suite 800
Vancouver, B.C. V6J 5B3
Canada

Paul MacNeill(4)                                          57,000                    0.93%                           0.30%
c/o Campney & Murphy
Suite 2100
1111 West Georgia Street
Vancouver, British Columbia
Canada

Lance Tracey(5)                                          518,025                    8.6%                            5.59%
c/o E-xact Transactions Ltd.
1610 - 555 West Hastings Street
Vancouver, British Columbia  V6H 4N6
Canada

Dieter Heidrich(6)                                       265,000                    4.38%                           0.31%
230 Green Rock Drive
Boulder, Colorado  80302

Robert Roker(7)                                          702,776                   11.6%                            7.85%
c/o E-xact Transactions Ltd.
1610 - 555 West Hastings Street
Vancouver, British Columbia  V6H 4N6
Canada

Brian Archer(8)                                          352,776                    5.83%                           3.94%
c/o E-xact Transactions Ltd.
1610 - 555 West Hastings Street
Vancouver, British Columbia  V6H 4N6
Canada

                                                     Number of shares            Percentage of         Percentage of issued share
       Name and municipality of                      of common stock             issued share              capital after the
       residence of shareholder                     beneficially owned              capital            completion of this offering
--------------------------------------------      -----------------------      ------------------    ----------------------------
Daryl Yurek(9)                                             884,282                   14.44%                           -0-
1327 Spruce Street, Suite 300
Boulder, Colorado  80302

Scott Shaw(10)                                             450,450                    7.44%                           5.03%
c/o 1628 555 West Hastings Street
Vancouver, British Columbia  V6B 4N6
Canada

Edmund Shung(11)                                            10,416                    0.17%                           0.005%
110-1082 West 8th Avenue
Vancouver, B.C.
V6H 1C4 Canada

DataDirect Holdings Inc.(12)                             1,750,000                   28.59%                          18.85%
1610 - 555 West Hastings Street
Vancouver, B.C.
V6B 4N6
Canada

Sutton Group Financial Services Ltd. (13)                1,750,000                   28.59%                          18.85%
1628 - 555 West Hastings Street
Vancouver, B.C.
V6B 4N6
Canada

Acacia Management Services Ltd.(14)                        700,000                   11.43%                           7.54%
Kuttelgasse, 4 CH - 8001
Zurich, Switzerland

Bolder Venture Partners L.L.C.(15)                       1,007,136                   16.45%                           -0-
1327 Spruce Street, Suite 300
Boulder, Colorado  80302

[DIRECTORS AND OFFICERS]                                 2,889,483                   47.2%                           26.38%

--------------------
(1) Includes 25,000 shares that may be acquired immediately by exercise of a stock option.
(2) 40,000 of these shares are held in the name of Michelle Fahlman, Peter Fahlman's wife. 725,000 shares are beneficially owned through Mr. Fahlman's ownership of 40 % of DataDirect Holdings, Inc. which owns 1,750,000 shares of E-xact common stock. 27,776 of these shares may be acquired immediately by exercise of a stock option.
(3) Includes 100,714 shares beneficially owned through Mr. Mah's ownership of 10% of Bolder Venture Partners, LLC. 25,000 of these shares may be acquired immediately by exercise of a stock option.
(4) 32,000 of these shares are held in the name of Debra Windjack, Mr. MacNeill's wife. 25,000 of these shares may be acquired immediately by exercise of a stock option.
(5) 20,000 of these shares are held in the name of Shelagh Tracey, Lance Tracey's wife. 473,025 shares are beneficially owned through Mr. Tracey's ownership of 27.03% of Sutton Group Financial Services Ltd., which owns 1,750,000 shares of E-xact common stock. 25,000 of these shares may be acquired immediately by exercise of a stock option.
(6) 80,000 of these shares are held jointly with Marie K. Heidrich, Mr. Heidrich's wife. 160,000 shares are beneficially owned through Mr. Heidrich's position as general partner of the manager of Opus Capital
     Fund, LLC. 25,000 of these shares may be acquired immediately by exercise of a stock option.

(7) 350,000 of these shares are beneficially owned through Mr. Roker's ownership of 40% of DataDirect Holdings, Inc., which owns 1,750,000 shares of E-xact common stock. 2,776 of these shares may be acquired immediately by exercise of a stock option.
(8) 697,224 of these shares are beneficially owned through Mr. Archer's ownership of 20% of DataDirect Holdings, Inc., which owns 1,750,000 shares of E-xact common stock. 2,776 of these shares may be acquired immediately by exercise of a stock option.
(9) Includes 604,282 shares acquired by exercise of a warrant held by Bolder Venture Partners, LLC, of which Daryl Yurek is a 60% member, and 160,000 shares beneficially owned through Mr. Yurek's position as general partner of the manager of Opus Capital Fund, LLC, which owns 160,000 shares of E-xact common stock.
(10) All of these shares are beneficially owned through Mr. Shaw's ownership of 25.74% of Sutton Group financial Services, Ltd., which owns 1,750,000 shares of E-xact common stock.
(11) 416 of these shares may be acquired immediately by exercise of a stock option.
(12) DataDirect Holdings Inc. is owned 40% by Peter Fahlman, 40% by Robert Roker, and 20% by Brian Archer.
(13) Sutton Group Financial Services Ltd. is a public company in which Lance Tracey owns 27.03% interest and in which Scott Shaw owns a 25.74% interest.
(14) 350,000 shares were purchased from each of DataDirect Holdings Inc. and Sutton Group Financial Services, Ltd. on January 10, 2000.
(15) Bolder Venture Partners L.L.C. is a limited liability company in which Cliff Mah owns a 10% interest and in which Daryl Yurek owns a 60% interest. Includes 557,136 shares that may be acquired immediately by exercise of a warrant and 225,000 shares that may be acquired upon completion of the initial public offering by exercise of a warrant, but does not include 225,000 shares that may be acquired by exercise of a warrant at such time as E-xact completes a private placement in the future of not less than $3,000,000.

OPTIONS TO PURCHASE SECURITIES

      E-xact's stock option plan was approved by E-xact's board of directors on October 14, 1999.

      The stock option plan reserves a maximum of 1,695,400 shares for issuance. Options granted pursuant to the plan shall vest in accordance with the terms set forth in each particular grant, but no option shall vest 100% before the recipient has at least two years of continuous service to E-xact. No option granted shall be for a term in excess of five years, and the exercise price per share shall not be less than the average of the closing prices of the common stock on the Canadian Venture Exchange on the ten trading days immediately preceding the date of the stock option grant.

      Pursuant to the terms of a letter agreement dated September 16, 1999 between E-xact and Ted Henderson, Mr. Henderson is eligible to receive options to purchase up to 500,000 shares of common stock of E-xact at a price of $1.00 per share. 25,000 of these options vest immediately and the remaining
475,000 options will vest over a 36-month period. In addition, on January 12, 2000, E-xact granted options to approximately 18 directors, employees, and officers of E-xact pursuant to which an aggregate of up to 604,700 shares of common stock of E-xact may be purchased at a price of $1.00 per share. These options vest over periods ranging from 12 months to 36 months.

                             PLAN OF DISTRIBUTION

OFFERING AND APPOINTMENT OF AGENT

      By an agency agreement dated for reference August 9, 2000 and amended January 19, 1999, E-xact appointed Canaccord Capital Corporation as its agent to offer a total of up to 2,250,000 shares to non-U.S. persons in Canada through the facilities of the Canadian Venture Exchange. The shares will be offered at a price of $1.00 per share on a day, as determined by Canaccord and E-xact, with the consent of the Canadian Venture Exchange, that is not more than 90 days following the date of the receipt issued by the British Columbia Securities Commission for the prospectus filed in connection with the E-xact's application for listing on the Canadian Venture Exchange. In accordance with Canadian Venture Exchange rules, E-xact will receive the net proceeds of the offering within ten business days of the date the shares are first offered to the public. The offering will be made in accordance with the rules and policies of the Canadian Venture Exchange.

      Under the terms of the agency agreement, E-xact has agreed to pay to Canaccord a commission of $0.075 per share for each share sold from this offering.

      Before offers to sell shares of E-xact common stock are made, the shares of E-xact common stock will have been approved for listing on the facilities of the Canadian Venture Exchange.

      Canaccord has reserved the right to offer selling group participation in the normal course of the brokerage business to selling groups of other licensed broker-dealers, brokers and investment dealers who may or may not be offered part of the commissions or warrants offered to Canaccord.

      The obligations of Canaccord under the agency agreement may be terminated prior to the opening of the market on the day E-xact's shares are to commence trading on the Canadian Venture Exchange at the discretion of Canaccord on the basis of its assessment of the state of the financial markets. The Agency Agreement may also be terminated at any time upon the occurrence of certain stated events.

      E-xact may offer directly to investors in the United States up to 920,000 of the 2,250,000 total shares offered in this offering.

AGENT'S GUARANTEE AND WARRANT

      Canaccord has agreed to purchase the balance of any shares remaining unsold on the day E-xact's shares commence trading on the Canadian Venture Exchange. In consideration of this guarantee, Canaccord has been granted a warrant.

      The warrant entitles Canaccord to purchase up to 225,000 shares at a price of $1.00 per share at any time up to 5:00 p.m. on the first anniversary of the date shares of E-xact common stock are first listed for trading on the Canadian Venture Exchange. The warrant is non-transferable and will contain, among other things, anti-dilution provisions and provisions for appropriate adjustment for the class, number and price of shares issuable pursuant to any exercise thereof upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares or the payment of stock dividends or the amalgamation of E-xact.

      Additionally, as consideration for services provided to E-xact by Canaccord, including providing advice with respect to the structure, timing and price of the offering, E-xact paid Canaccord a sponsorship fee of $10,000, an administrative fee of Cdn. $4,000, and a corporate finance fee of 75,000 shares.

      The shares of common stock comprising the corporate finance fee and the shares underlying the warrant granted to Canaccord are being registered pursuant to this registration statement.

THE PURPOSE OF THIS PROSPECTUS

      This prospectus has been included in a registration statement filed under the U.S. Securities Act of 1933 in order to permit the shares to be legally sold to the United States purchasers. Copies of this prospectus are being furnished to each purchaser of the shares, whether in the United States, Canada, or elsewhere. In addition, the United States securities laws require that the prospectus be furnished to all subsequent purchasers of the shares from the date of the U.S. registration statement. Copies of the prospectus will therefore be made available to any securities broker-dealer who proposes to sell any of the shares for a customer to a U.S. purchaser.

                         DIRECTORS AND SENIOR OFFICERS

      The following is a list of the current directors and senior officers of E-xact, and their municipalities of residence, current positions with E-xact, and principal occupations during the past five years:


Name and municipality of         Principal occupation for previous five years
     residence
---------------------------    -------------------------------------------------
Ted Henderson(1)               President, Chief Executive Officer and a
Morrison, Colorado             Director of E-xact since October 4, 1999.  Prior
                               to that he was Vice President of Business
                               Development from February 1999 to September 1999;
                               General Manager from October 1997 to February
                               1998, and a director of Corporate Development from October, 1996 to October, 1997 at Centrobe
                               (an EDS company), a provider of end-to-end electronic business solutions. Prior to that he was Director of Business Operations at Echostar
                               Communications Corporation from April, 1995 to
                               September, 1996, a publicly held digital broadcast satellite communications manufacturing, distribution, and service provider. Prior to that he was Senior Vice President and Chief Financial
                               Officer at Key Investments, Inc., from September,
                               1992 to March, 1995, a financial services company.

Peter G. Fahlman               Vice-President (Business Development) and a
Delta, B.C.                    Director of E-xact since September 1, 1998;
                               partner in Data Direct Consulting Services, an internet software development company, since November, 1997; prior to that he was President of Prophase Development Corp., an online print services company, from May 1996 to December 1997; prior to that he was a consultant to Cybernet Technologies, from September 1995 to
                               April 1996; prior to that he was a partner in Hyper Sound Recording, a high-tech music retail operation located in Vernon, British Columbia from May 1989 to January 1996.

Lance Tracey(1)(2)             Secretary and a Director of E-xact since
North Vancouver, B.C.          September 1, 1998; President of Code Marketing
                               Ltd. since January 1990; President and
                               Director of Sutton Group Realty Services Inc.
                               from January 1986 to present. President of I.D. Internet Direct Ltd. from January 1993 to January 1999.

Dieter Heidrich(2)             Managing Director of Opus Capital, LLP, a
Boulder, Colorado              venture capital company, since October 1993
                               and a Director of E-xact since September 1, 1998. Prior to that he was a general partner with Weiss, Peck, and Greer Venture
                               Partners from October 1986 to
                               October 1993.

Name and municipality of         Principal occupation for previous five years
     residence
---------------------------    -------------------------------------------------
Cliff Mah(2)                   Director of E-xact since September 1, 1999.
Vancouver, B.C.                Partner with Bolder Venture Partners, LLC, a
                               venture capital company, since June 1999.
                               Prior to joining Bolder Venture Partners, he was an investment banker at Canaccord from November 1998 to May 1999 and at C.M. Oliver and
                               Company from October 1996 to November 1998. Prior to that he became, through two leverage buy-outs, the President and controlling shareholder of Canadian Neon Ltd., a Vancouver based manufacturing company, in 1992 and Northwest
                               Signs Ltd., a Seattle, Washington based
                               manufacturing company, in 1993.

Paul C. MacNeill(1)            Partner with Campney & Murphy, Barristers and
West Vancouver, B.C.           Solicitors, since 1981 and a Director of E-xact
                               since September 1, 1999.

Edmund Shung                   Chief Financial Officer of E-xact since
Vancouver, B.C.                November, 1999.  Mr. Shung has been the Chief
                               Financial Officer and Controller of
                               Sutton Group Financial Services Ltd., a
                               technology based real estate franchise company,
                               since December 1995. Prior to that he was
                               President of Totemcolor Film Labs Ltd., a photo
                               processing facility, from October, 1991 to
                               November, 1995.
------------------
(1) Member of the audit committee.
(2) Member of the compensation committee.

      Other than receiving stock options from time to time, the directors of E-xact are not compensated for serving as directors.

Other associations

      During the past five years, the principals of E-xact have served as principals of the following reporting issuers during the periods and in the capacities noted below:


Principal         Reporting issuer                         Capacity                Period
-------------    --------------------------------         -----------------       -------------

                                                                                   <C
Lance Tracey      Sutton Group Financial Services Ltd.     Director                01/87 - present
                  ID Internet Direct Ltd.                  Director and Officer    01/93 - present
                  dba Telecom Corp.                        Director                07/92 - 01/96

Paul C. MacNeill  America Mineral Fields Inc.              Director                03/98 - present
                  Anaconda Uranium Corp.                   Director                12/97 - present
                  Axion Communications Inc.                Director                08/96 - present
                  Consolidated Firstfund Capital Corp.     Secretary               09/92 - 06/95
                  Diagem International Resource Corp.      Director                12/97 - present
                  Jordex Resources Inc.                    Secretary               04/98 - present
                  Minefinders Corporation Inc.             Director                05/95 - present
                  Minefinders Corporation Inc.             Secretary               07/95 - present
                  Prospex Mining Inc.                      Director                10/93 - 06/99
                  Unique Broadband Systems Inc.            Director                07/97 - present
                  Unique Broadband Systems Inc.            Secretary               07/97 - 08/97

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bolder Venture Partners L.L.C.

      E-xact is party to a consulting agreement with Bolder Venture Partners L.L.C. dated July 28, 1999 (amended January 21, 2000). Bolder Venture Partners is a limited liability company incorporated under the laws of the State of Colorado and is owned 60% by Daryl Yurek, and 10% by each of Cliff Mah (a director of E-xact), Ahmad Akrami, Kent Nuzum and Tom Tennessen.

      Under the terms of the consulting agreement, Bolder agrees to provide consulting services to the officers of E-xact relating to matters of corporate development, strategic planning, raising of capital and other financial matters, and to assist with certain private placements and public offerings of E-xact's securities, including this offering.

      In consideration of these services, E-xact agreed to pay Bolder Venture Partners a monthly retainer of $10,000, and purchase warrants to acquire up to 1,236,136 shares of E-xact for a period of five years from July 28, 1999. 225,000 of the warrants were exercised at $0.25 per share on January 18, 2000. The remaining warrants became exercisable or will be exercisable as follows:

      o      557,136 at $1.00 per share as of October 14, 1999;
      o      225,000 at $1.00 per share upon completion of this offering; and
      o 225,000 at a price per share equal to the price per share under a future private placement of not less than $3,000,000, if such a private placement is made.

      The term of the consulting agreement ends on June 30, 2000.

DataDirect Holdings, Inc.

      Under a management agreement dated April 15, 1999 between DataDirect, Peter Fahlman, Robert Roker, and E-xact, E-xact retained DataDirect to provide certain management services including services to the ongoing development of E-xact's software. The term of the agreement commenced April 15, 1999 and was terminated effective December 1, 1999. E-xact paid DataDirect a monthly fee of Cdn. $20,000 per month plus G.S.T. (goods and services tax) while the agreement was in effect.

      DataDirect Holdings, Inc., which owns 2,100,000 shares of E-xact common stock, is owned 40% by Peter Fahlman (E-xact Vice President of Business Development and Director), 40% by Robert Roker (E-xact Product Manager), and 20% by Brian Archer (E-xact Development Manager).

Sutton Group Financial Services Ltd.

      E-xact has had accounts payable and accrued liabilities due to Sutton Group Financial Services Ltd. for operating costs paid by Sutton on behalf of E-xact from time to time. The maximum amount ever due to Sutton was approximately $41, 000. As of September 30, 1999, all amounts owed by E-xact to Sutton have been paid in full.

      Sutton Group Financial Services Ltd., which owns 2,100,000 shares of E-xact common stock, is owned 27.03% by Lance Tracey (E-xact Director) and 25.74% by Scott Shaw (E-xact shareholder).


                            EXECUTIVE COMPENSATION

      The following table is a summary of the compensation paid to the two most highly paid executive officers of E-xact during the most recently completed financial year for services rendered to E-xact:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                           Long term
                                                                                         compensation
                                                                                    -----------------------
                                                 Annual compensation                  Awards        Payouts
                                             ---------------------------------      ---------       -------
                                                                                    Options/
                                                                                       SARs
Name and principle                                                Other annual       granted        LTIP(1)          All other
   position                Period            Salary    Bonus      compensation         (#)          payouts        compensation
-------------------------------------------------------------------------------------------------------------------------------

Peter Fahlman,          Year ended             N/a      N/a          N/a               N/a            N/a               N/a
President(2)            Dec. 31, 1998
Ted Henderson(3)                               N/a      N/a          N/a               N/a            N/a               N/a
-------------------------------------------------------------------------------------------------------------------------------

(1) "LTIP" or "long term incentive plan" means any plan which provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans.
(2) Mr. Fahlman has served as the acting Chief Executive Officer while E-xact conducted a search for permanent chief executive officer. Mr. Fahlman served in this capacity from August 13, 1998 to October 4, 1999, at which time he was replaced by Mr. Henderson. Mr. Fahlman did not receive any compensation for his service as CEO.
(3) Mr. Henderson began serving as the President and Chief Executive Officer on October 4, 1999. Mr. Henderson will receive an annual salary of $110,000, and will be eligible to receive a bonus of up to 50% of his annualized base salary based on the achievement of goals to be mutually agreed upon between Mr. Henderson and the board of directors of E-xact. Mr. Henderson has been granted options to purchase up to 500,000 shares of E-xact common stock at an exercise price of $1.00 per share, 25,000 of which vest immediately and 475,000 of which will vest over a 36-month period and expire five years from the date of grant.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

      We have made certain forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of E-xact. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of E-xact may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward- looking statements. Except for their ongoing obligations to disclose material information as required by the federal securities law, we do not have any intention or obligation to update forward-looking statements after this Prospectus is delivered, even if new information, future events or other circumstances have made them incorrect or misleading.

      You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in such forward-looking statements.


                          DIVIDEND RECORD AND POLICY

      E-xact has not paid any dividends since incorporation and it has no plans to pay dividends in the immediate future. E-xact expects to retain its earnings to finance further growth and, when appropriate, retire debt. The directors of E-xact will determine if and when dividends should be declared and paid in the future based on E-xact's financial position at the relevant time. All of the shares of E-xact are entitled to an equal share in any dividends declared and paid.


                                    EXPERTS

      The financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

      E-xact knows of no material pending legal proceedings to which E-xact is or is likely to be a party or to which any of its properties are or are likely to be the subject.

      Campney & Murphy, Barristers and Solicitors, 2100-1111 West Georgia Street, Vancouver, British Columbia, Canada, V7X 1K9 has served as legal counsel of E-xact in connection with the offering of the securities in Canada on the Canadian Venture Exchange.

      The validity of the securities offered will be passed upon for E-xact by Davis, Graham & Stubbs LLP, Denver, Colorado.


                      WHERE YOU CAN FIND MORE INFORMATION

      You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

                              OUTSIDE BACK COVER

      Until ___________ __, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THIS INFORMATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED MARCH __, 2000

SELLING STOCKHOLDER
PROSPECTUS



                                3,309,136 Shares

                                [GRAPHIC OMITTED]

                            E-XACT TRANSACTIONS LTD.

                          Common Stock, $.001 par value

                         ------------------------------

      The shares of common stock may be offered and sold from time to time by the selling stockholders through underwriters, dealers, agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of common stock in respect of which this prospectus is being delivered, including any initial public offering price, any discounts, commissions, or concessions allowed or paid to underwriters, dealers, or agents, the purchase price of the common stock and the proceeds to the selling stockholders, and any other material terms shall be set forth in a prospectus supplement.

      All 3,309,136 shares of common stock of E-xact Transactions Ltd. offered hereby are being offered for sale by the selling stockholders identified herein. E-xact will not receive any proceeds from the sale of the common stock by the selling stockholders.

                         ------------------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED AT ALTERNATE PAGES 4 TO 6.

                         ------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                     The date of this prospectus is o, 2000

                                TABLE OF CONTENTS

                                                                          PAGE

Summary............................................................Alternate 3

Risk factors.......................................................Alternate 4

Selling stockholders...............................................Alternate 6

Plan of distribution..............................................Alternate 13

Use of proceeds...................................................Alternate 13

Cautionary statement concerning forward-looking statements........Alternate 13

Dividend record and policy........................................Alternate 14

Experts...........................................................Alternate 14

Legal matters.....................................................Alternate 14

Where you can find more information...............................Alternate 14



                                   Alternate 2

                                     SUMMARY

BUSINESS OF E-XACT:        E-xact is a software development company that offers
                           a simple electronic commerce, also known as "e-commerce," solution for real time transaction processing combined with a suite of value added merchant services. E-xact's software allows computer controlled cash registers, personal computers, personal computer based point-of-sale terminals, computer systems and proprietary product platforms to accept credit card payments and submit those payments to payment processing centers for authorization and settlement.

                           E-xact's principal office is located at
                           2410 - 555 Hastings Street, Vancouver, British Columbia (Canada) V6H 4N6. The telephone number is
                           (604) 691-1670.

THE OFFERING:              Common stock
                           offered by the
                           selling stockholders   3,309,136 shares

                           Use of proceeds:       All proceeds from the offering
                                                  will be received by the
                                                  selling stockholders.

SELLING STOCKHOLDERS:      The selling stockholders are founders of E-xact or
                           purchased their shares in a private placement pursuant to an exemption provided by Regulation D under the Securities Act of 1933, as amended.



                                   Alternate 3

                                  RISK FACTORS

      An investment in E-xact common stock involves certain risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this prospectus, in determining whether to purchase shares of E-xact stock.

WE HAVE A LIMITED OPERATING AND SALES HISTORY AND EVEN WITH THE INITIAL PUBLIC OFFERING PROCEEDS MAY NOT HAVE SUFFICIENT FUNDS TO COVER NECESSARY EXPENSES.

      E-xact has a limited history of operations that has consisted primarily of research and development and initial sales of its e-commerce products and services. Since inception E-xact has financed its operations primarily through the private placement of equity securities, stockholder loans, and has generated only limited revenues from sales of its e-commerce products and services.

      Whether E-xact can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including expanding its sales and marketing capabilities. Given the absence of clear market acceptance with respect to this line of products, there can be no assurance as to the achievability of projected market penetration rates and associated sales revenues.

THE LOSS OF KEY PERSONNEL, ESPECIALLY IF WITHOUT ADVANCE NOTICE, OR THE INABILITY TO HIRE OR RETAIN QUALIFIED PERSONNEL, COULD HAVE A MATERIAL ADVERSE EFFECT UPON E-XACT'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      E-xact's future success depends in significant part upon the continued service of certain key technical and management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Key personnel of E-xact include Ted Henderson (President and Chief Executive Officer), Peter Fahlman (Vice President of Business Development), Robert Roker (Product Manager), and Brian Archer (Development Manager). E-xact has entered into employment agreements with all key personnel. The employment agreements with Messrs. Fahlman, Roker, and Archer extend from December 1, 1999 to November 30, 2000. The employment agreement with Ted Henderson extends from September 16, 1999 to September 15, 2000. All of the agreements contain confidentiality provisions that are unrestricted as to time, and non-competition and non-solicitation provisions that extend 12 months following the employee's termination.

      Competition for such personnel is particularly intense in the internet industry, and there can be no assurance that E-xact can retain its key technical and managerial personnel or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future.

THE INABILITY TO CONTINUE DEVELOPING AND SELLING NEW PRODUCTS MAY RESULT IN CONTINUED LOSSES.

      The e-commerce software industry is characterized by rapid and significant technological change. Many software applications have a life cycle of under twelve months. Product research and development will require substantial expenditures and will be subject to inherent risks and there can be no assurance that E-xact will be successful in developing or improving products that have the characteristics necessary to effectively meet the market's needs, or that any new products introduced will be successfully commercialized.

      The e-commerce and real-time electronic credit card payment transaction processing industries require reliable, efficient high volume transaction capability. Transaction processing software applications



                                   Alternate 4
may run efficiently in low volume transaction processing environments but slow down or cease to operate in high volume environments or during peak hours of use. E-xact's future success will depend in large part on whether E-xact's software solutions will adequately respond to such high volume transaction processing environments in a reliable and efficient manner. There can be no assurance that E-xact will be successful in developing or improving products that will be able to process large transaction volumes in a seamless manner.

LISTING THE STOCK ON THE CANADIAN VENTURE EXCHANGE DOES NOT ASSURE A MARKET FOR THE SHARES AT ALL TIMES.

      The shares of E-xact common stock will be approved for listing on the Canadian Venture Exchange and will be primarily traded on that exchange. The rules of the Canadian Venture Exchange do not require any market maker or specialist to maintain a market for the listed shares at all times. Therefore, the Canadian Venture Exchange listing does not assure a stockholder that there will be a purchaser for his shares when the stockholder wishes to sell.



                                   Alternate 5

                              SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of E-xact's common stock as of February 1, 2000, and as adjusted to reflect the sale of shares being offered hereby, for each of the selling stockholders. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares owned by them.

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
Shares issued to Sutton Group Financial Services Ltd. and DataDirect Holdings Ltd. in September 1998 in consideration software transferred to E-xact.

DataDirect Holdings Inc.(1)                     1,750,000            158,000                1,592,500        18.85%
1610-555 West Hastings Street
Vancouver, B.C.
V6B 4N6

Sutton Group Financial Services Ltd.(2)         1,750,000            158,000                1,592,500        18.85%
1628-555 West Hastings Street
Vancouver, B.C.
V6B 4N6

Acacia Management Services Ltd.(3)                700,000             64,000                  637,000         7.54%
Kuttelgasse 4, CH-8001
Zurich, Switzerland

TOTAL                                           4,200,000            380,000                3,470,000        42.24%


Shares issued to various stockholders in connection with a private placement commencing June 1999 and closing October 1999.

477928 B.C. Ltd.                                   50,000             50,000                      -0-          -0-
5648 Westhaven Road
West Vancouver, B.C.
V7W 1T6 Canada

574733 B.C. Ltd.                                   10,000             10,000                      -0-          -0-
c/o 1450 Creekside Drive, Suite 800
Vancouver, B.C.
V6J 5B3 Canada

585231 B.C. Ltd.                                   50,000             50,000                      -0-          -0-
3251 West 3rd Avenue
Vancouver, B.C.
V6K 1N5 Canada

Thomas J. Ahmann                                   15,000             15,000                      -0-          -0-
2601 Jeweh Lane North
Plymouth, MN  55447

Ahmad Akrami(4)                                   115,714             15,000                      -0-          -0-
902 S. Wiley Ct.
Superior, Colorado 80027


                                  Alternate 6

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
Joanne Archer                                      20,000             20,000                      -0-          -0-
1508 - 820 5th Avenue, S.W.
Calgary, A.B
T2P ONY Canada

Ann Archibald                                      30,000             30,000                      -0-          -0-
1797 Layton Drive
North Vancouver, B.C.
V7H 1X7 Canada

Randy Ayers                                         6,000              6,000                      -0-          -0-
10511 Suncrest Drive
Delta, B.C.
V4C 2N1 Canada

Bruce Buckland                                      6,000              6,000                      -0-          -0-
7083 114A Street
Delta, B.C.
V4E 1X3 Canada

Bolder Venture Partners L.L.C.(12)              1,007,136          1,232,136                      -0-          -0-
1327 Spruce Street, Suite 300
Boulder, Colorado 80302

Glenn R. Butterworth                                6,000              6,000                      -0-          -0-
9346 Romaniuk Drive
Richmond, B.C.
V7E 5G7 Canada

Raymond Gordon Campbell                            10,000             10,000                      -0-          -0-
3166 Point Grey Road
Vancouver, B.C.
V6K 1B2 Canada

Jeannet Clark                                       3,000              3,000                      -0-          -0-
2515 Amber Court
Coquitlam, B.C.
V3E 3K8 Canada

Maggie Elliot                                      10,000             10,000                      -0-          -0-
9 Amalia Crescent
Belwood, Ontario
N0B 1J0 Canada

Michelle Fahlman                                   40,000             40,000                      -0-          -0-
855 55A Street
Delta, B.C.
V4M 3M3 Canada

Ted Henderson(5)                                   75,000             50,000                   25,000       less than
c/o E-xact Transactions Ltd.                                                                                    1%
2410 - 555 West Hastings Street
Vancouver, B.C.
V6H 4N6 Canada



                                  Alternate 7

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
K. Dieter & Marie K. Heidrich(6)                  105,000             80,000                   25,000       less than
230 Green Rock Drive                                                                                            1%
Boulder, Colorado  80302

Brian Leigh Hilder                                 10,000             10,000                      -0-          -0-
5295 9th Avenue
Delta, B.C.
V4M 1V8 Canada

William E. Hodal                                   40,000             40,000                      -0-          -0-
7999 Berkley Street
Burnaby, B.C.
V5E 4G5 Canada

Chueh-Hui Hsia                                    240,000            240,000                      -0-          -0-
#28, Alley 4, Lane 69
Section 5
Ming-seng E. Road
Taipei, Taiwan

Kimberley L. Kipp                                  10,000             10,000                      -0-          -0-
RR #1, Port Stanley
Ontario
N5L 1J1 Canada

Amy Lennon                                         20,000             20,000                      -0-          -0-
750 Seymour Boulevard
North Vancouver, B.C.
V7J 2J6 Canada

Ben Mah                                            10,000             10,000                      -0-          -0-
RR1 - 1306 St. Andrews Road
Gibsons
V0N 1V0 Canada

Cliff Mah(7)                                      165,714             40,000                      -0-       less than
1450 Creekside Drive, Suite 800                                                                                 1%
Vancouver, B.C.
V6J 5B3 Canada

Jan Mark                                           10,000             10,000                      -0-          -0-
110-777 West 7th Avenue
Vancouver, B.C.
V5Z 1B9 Canada

Gary Mathiesen                                     10,000             10,000                      -0-          -0-
2795 Palmerston Avenue
West Vancouver, B.C.
V7V 2W9 Canada

Donald Grant McIntosh                               8,000              8,000                      -0-          -0-
103-3555 Westminister Hwy
Richmond, B.C.
V7C 5P6 Canada



                                  Alternate 8

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
Selena C. McLachlan                                 2,000              2,000                      -0-          -0-
38-103 Parkside Drive
Port Moody, B.C.
V3H 4Y8 Canada

James William Milne                                10,000             10,000                      -0-          -0-
831 Forrest Drive
Trail, B.C.
V1R 4P9 Canada

Douglas R. Nagely                                  20,000             20,000                      -0-          -0-
537-3400 Avenue
Manchester, Kansas  67410-7505

Kent Nuzum(8)                                     130,714             30,000                      -0-          -0-
1829 Mapleton Avenue
Boulder, Colorado  80304

James Oleynick                                     40,000             40,000                      -0-          -0-
3581 Haida Drive
Vancouver, B.C.
V5M 3Y9 Canada

Opus Capital Fund, LLC                            160,000            160,000                      -0-          -0-
1113 Spruce Street, Suite 506
Boulder, Colorado  80302

Janis Parmar                                        2,000              2,000                      -0-          -0-
713 E 4th Street
North Vancouver, B.C.
V7L 1K1 Canada

Sera Rhyane                                        20,000             20,000                      -0-          -0-
408-620 Avenue Road
Toronto
M4V 2K8 Canada

Judith Roker                                       40,000             40,000                      -0-          -0-
47 - 15860 82nd Avenue
Surrey, B.C.
V3S 8M4 Canada

John T. Rose                                      200,000            200,000                      -0-          -0-
13826 Vintage Centre Drive
Houston, Texas  77069

Powder Capital Inc.                                50,000             50,000                      -0-          -0-
Box 209
Chancery Court
Leeward NWY
Providenciales
Turks & Caicos



                                  Alternate 9

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
Robert Sali                                        19,000             19,000                      -0-          -0-
2535 West 1st Avenue
Vancouver, B.C.
V6K 1G8 Canada

Gregg J. Sedun                                     10,000             10,000                      -0-          -0-
2200-885 West Georgia Street
Vancouver, B.C.
V6C 3E8 Canada

Edmund Shung(11)                                   10,414             10,000                      -0-       less than
110-1082 West 8th Avenue                                                                                        1%
Vancouver, B.C.
V6H 1C4 Canada

Lawrence D. Smith                                  10,000             10,000                      -0-          -0-
5566 49th Avenue
Delta, B.C.
V4K 3N8 Canada

William Neal Speight                                8,000              8,000                      -0-          -0-
Box 7, Site 4, RR# 2
Rocky Mountain House
Alberta
T0M 1T0 Canada

Richard Stokes                                     10,000             10,000                      -0-          -0-
452 East 7th Street
North Vancouver, B.C.
V7L 1R9 Canada

Grant Sutherland                                    8,000              8,000                      -0-          -0-
1600-777 Dunsmuir Street
P.O. Box 10425, Pacific Centre
Vancouver, B.C.
V7Y 1K4 Canada

Tom Tennessen(9)                                  110,714             10,000                      -0-          -0-
4870 Menelith Way #202
Boulder, Colorado  80303

Alex Tak-Ming Tam                                   3,000              3,000                      -0-          -0-
1289 Tercel Court
Coquitlam, B.C.
V3E 2C3 Canada

Croft Tracey                                       10,000             10,000                      -0-          -0-
101-145 West 17th Street
North Vancouver, B.C.
V7M 3G4 Canada



                                  Alternate 10

                                                  Shares                                      Shares
                                               beneficially          Shares                beneficially     Post-
                                                owned pre-         offered in               owned post-     offering %
            Name and address                     offering          the offering              offering       ownership
----------------------------------------       ------------       --------------           ------------     ----------
Shelagh Tracey                                     20,000             20,000                      -0-          -0-
978 Seymour Boulevard
North Vancouver, B.C.
V7J 2J8 Canada

Wallace Development Corp.                           8,000              8,000                      -0-          -0-
938-Howe Street, 11th floor
Vancouver, B.C.
V6Z 3N9 Canada

Tanyce Westgard                                     8,000              8,000                      -0-          -0-
3295 Canterbury Drive
Surrey, B.C.
V4P 2N4 Canada

Grace Wilson                                       10,000             10,000                      -0-          -0-
36 Coyne Street
St. Thomas, Ontario
N5R 4K8 Canada

Debra Windjack                                     32,000             32,000                      -0-          -0-
c/o 2100-111 West Georgia Street
Vancouver, B.C.
V7X 1K9 Canada

Darryl Yea                                          8,000              8,000                      -0-          -0-
5294 Keith Road
West Vancouver, B.C.
V7W 2N1 Canada

Daryl Yurek(10)                                   884,282            120,000                      -0-          -0-
1327 Spruce Street, Suite 300
Boulder, Colorado  80302

Jody Yurek                                         10,000             10,000                      -0-          -0-
170 Fairview Avenue
St. Thomas
N5R 4Y1 Canada

Paul Yurek                                         10,000             10,000                      -0-          -0-
50 Lombard Street
Toronto, Ontario
M5C 2X4 Canada

Total                                           2,704,138          2,929,136

------------------
(1) Reflects share split of 21,000:1 effective September 2, 1999.
(2) Reflects share split of 21,000:1 effective September 2, 1999.
(3) 350,000 shares were purchased from each of DataDirect Holdings, Inc. and Sutton Group Financial Services Ltd. on January 10, 2000.
(4) Shares beneficially owned pre-offering includes 100,712 shares in which Mr. Mah has a beneficial ownership interest in through his ownership of 10% of Bolder Venture Partners L.L.C., but shares offered in the offering excludes such shares.


                                  Alternate 11

(5) President and chief executive officer of E-xact. Shares beneficially owned pre-offering includes 25,000 shares that may be acquired immediately by exercise of a stock option but shares offered in the offering excludes such shares.
(6) Mr. Heidrich is a director of E-xact. Shares beneficially owned pre-offering includes 160,000 shares that are deemed to be beneficially owned by Mr. Heidrich through his position as general partner of the Manager of Opus Capital Fund LLC, but shares offered in the offering excludes such shares. Shares beneficially owned pre-offering includes 25,000 shares that may be acquired immediately be exercise of a stock option but Shares offered in the offering excludes such shares.
(7) Director of E-xact. Shares beneficially owned pre-offering includes
    25,000 shares that may be acquired immediately by exercise of a stock option but shares offered in the offering excludes such shares. Shares beneficially owned pre-offering includes 100,712 shares in which Mr.
    Mah has a beneficial ownership interest in through his ownership of 10% of Bolder Venture Partners L.L.C., but shares offered in the offering excludes such shares.
(8) Shares beneficially owned pre-offering includes 100,712 shares in which Mr. Nuzum has a beneficial ownership interest in through his ownership of 10% of Bolder Venture Partners L.L.C., but shares offered in the offering excludes such shares.
(9) Shares beneficially owned pre-offering includes 100,712 shares in which Mr. Tennessen has a beneficial ownership interest in through his ownership of 10% of Bolder Venture Partners L.L.C., but shares offered in the offering excludes such shares.
(10)Shares beneficially owned pre-offering includes 604,282 shares in which Mr. Yurek has a beneficial ownership interest in through his ownership of 60% of Bolder Venture Partners L.L.C., but shares offered in the offering excludes such shares. Shares beneficially owned pre-offering includes 160,000 shares that are deemed to be beneficially owned by Mr. Yurek through his position as general partner of the Manager of Opus Capital Fund LLC, but shares offered in the offering excludes such shares.
(11)Shares beneficially owned pre-offering includes 414 shares that may be acquired immediately by exercise of a stock option but shares offered in the offering excludes such shares.
(12)Includes 557,136 shares that may be acquired immediately by exercise of a warrant and 225,000 shares that may be acquired upon completion of the initial public offering by exercise of a warrant. Shares beneficially owned pre-offering excludes warrants to purchase up to 225,000 shares exercisable after the public offering if E-xact completes a private placement of at least $3,000,000 worth of stock, but share offered in the offering includes such shares. Bolder Venture Partners L.L.C. is owned 60% by Daryl Yurek and 10% by each of Cliff
    Mah (director of E-xact), Ahmad Akrami, Kent Nuzum, and Tom Tennessen.


                                  Alternate 12

                             PLAN OF DISTRIBUTION

      The common stock offered hereby may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer the shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent. The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a prospectus supplement will be distributed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      The shares may be sold from time to time in one or more transactions at a fixed offering price that may be changed or at varying prices determined at the time of sale or negotiated prices.

      E-xact has paid substantially all of the expenses incident to the offering of the shares, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the selling stockholders.


                                USE OF PROCEEDS

      E-xact will not receive any of the proceeds from the offering. All of such proceeds will be received by the selling stockholders.


                       CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

      We have made certain forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of E-xact. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of E-xact may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward- looking statements. Except for their ongoing obligations to disclose material information as required by the federal securities law, we do not have any intention or obligation to update forward-looking statements after this prospectus is delivered, even if new information, future events or other circumstances have made them incorrect or misleading.


                                 Alternate 13

      You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in such forward-looking statements.


                          DIVIDEND RECORD AND POLICY

      E-xact has not paid any dividends since incorporation and it has no plans to pay dividends in the immediate future. E-xact expects to retain its earnings to finance further growth and, when appropriate, retire debt. The directors of E-xact will determine if and when dividends should be declared and paid in the future based on E-xact's financial position at the relevant time. All of the shares of E-xact are entitled to an equal share in any dividends declared and paid.


                                    EXPERTS

      The financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

      E-xact knows of no material pending legal proceedings to which E-xact is or is likely to be a party or to which any of its properties are or are likely to be the subject.

      Campney & Murphy, Barristers and Solicitors, 2100-1111 West Georgia Street, Vancouver, British Columbia, Canada, V7X 1K9 has served as legal counsel of E-xact in connection with the offering of the securities in Canada on the Canadian Venture Exchange.

      The validity of the securities offered will be passed upon for E-xact by Davis, Graham & Stubbs LLP, Denver, Colorado.


                      WHERE YOU CAN FIND MORE INFORMATION

      You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."


                                 Alternate 14

                              OUTSIDE BACK COVER

      Until ___________ __, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 Alternate 15

Report and Financial Statements of



E-XACT TRANSACTIONS LTD.


September 30, 1999 and December 31, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS......................F-2

BALANCE SHEETS - September 30, 1999 and December 31, 1998..................F-3

STATEMENTS OF OPERATIONS - Nine Months Ended September 30, 1999 and
From Inception (August 13, 1998) to December 31, 1998......................F-4

STATEMENTS OF CASH FLOWS -Nine Months Ended September 30, 1999 and
From Inception (August 13, 1998) to December 31, 1998......................F-5

STATEMENTS OF SHAREHOLDERS' EQUITY - Nine-Months Ended September 30,
1999 and From Inception (August 13, 1998) to December 31, 1998.............F-6

NOTES TO FINANCIAL STATEMENTS..............................................F-7

INDEPENDENT AUDITORS' REPORT

To the Directors of
E-xact Transactions Ltd.

We have audited the balance sheets of E-xact Transactions Ltd. as at September 30, 1999 and December 31, 1998 and the statements of operations, shareholders' equity and cash flows for the nine month period ended September 30, 1999 and period from inception August 13, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 1999 and December 31, 1998 and the results of its operations and its cash flows for the nine month period ended September 30, 1999 and period from inception August 13, 1998 to December 31, 1998 in accordance with accounting principles generally accepted in the United States.



Chartered Accountants
Vancouver, British Columbia
October 29, 1999 (except as to
  Note 14 which is as of December 21, 1999)


COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated October 29, 1999 (except as to Note 14 which is as of o) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



Chartered Accountants
Vancouver, British Columbia
October 29, 1999 (except as to
 Note 14 which is as of December 21, 1999)

E-XACT TRANSACTIONS LTD.
BALANCE SHEETS
(Expressed in Canadian Dollars)
================================================================================

                                                     September 30,  December 31,
                                                              1999         1998
                                                     -------------  ------------
ASSETS

CURRENT
  Cash                                               $     475,945    $   4,502
  Accounts receivable (Note 3)                              59,157       18,520
  Prepaid expenses and deposits                              7,442        6,296
-------------------------------------------------------------------------------
                                                           542,544       29,318
DEFERRED SHARE ISSUE COSTS                                 143,006           --
ACQUIRED SOFTWARE AND INTANGIBLES                            6,064       24,258
(Note 4)
CAPITAL ASSETS (Note 5)                                     56,157        2,069
-------------------------------------------------------------------------------
                                                     $     747,771    $  55,645
===============================================================================


LIABILITIES

CURRENT
 Accounts payable and accrued                        $     226,452    $  32,731
  liabilities (Note 7)
 Due to shareholders (Note 6)                                   --       10,605
 Income taxes payable                                      250,000           --
-------------------------------------------------------------------------------
                                                           476,452       43,336
COMMITMENTS (Note 11)


SHAREHOLDERS' EQUITY

Common stock, common shares issued
and outstanding (Note 8)
  5,307,000 at September 30,
 1999 and 4,200,000
  at December 31, 1998                                       5,307       64,517
Additional paid in capital                                 945,815           --
Accumulated deficit                                       (679,803)     (52,208)
--------------------------------------------------------------------------------
                                                           271,319       12,309
--------------------------------------------------------------------------------
                                                     $     747,771    $  55,645
===============================================================================

CONTINUING OPERATIONS (Note 1)

See accompanying Notes to the financial statements

E-XACT TRANSACTIONS LTD.
STATEMENTS OF OPERATIONS
(Expressed in Canadian Dollars)
================================================================================

                                                                  From inception
                                                                      August 13,
                                              Nine Months ended          1998 to
                                                  September 30,     December 31,
                                                           1999             1998
                                              -----------------   --------------

REVENUES
 Online transactions                          $          71,451   $      22,254
 Web development                                          8,861          20,792
--------------------------------------------------------------------------------
                                                         80,312          43,046

COST OF SALES
 Cost of online transactions                             19,203           7,835
 Cost of web development                                  4,625          10,052
--------------------------------------------------------------------------------
                                                         23,828          17,887
--------------------------------------------------------------------------------

EXPENSES
 General and administrative expenses                    225,619          39,283
 Sales and marketing                                     13,151          17,719
 Research and development                               195,309          20,365
--------------------------------------------------------------------------------
                                                        434,079          77,367
--------------------------------------------------------------------------------

NET LOSS BEFORE UNDERNOTED ITEM                        (377,595)        (52,208)

INCOME TAX PROVISION ON REDOMICILE OF
 COMPANY (Note 12)                                      250,000              --
--------------------------------------------------------------------------------
NET LOSS                                               (627,595)        (52,208)

BASIC AND DILUTED LOSS PER SHARE              $           (0.15)  $       (0.01)
===============================================================================

WEIGHTED AVERAGE NUMBER OF SHARES USED
TO  CALCULATE LOSS PER SHARE                          4,323,000       3,820,832
===============================================================================



See accompanying Notes to the financial statements

E-XACT TRANSACTIONS LTD.
STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)
================================================================================

                                                                  From inception
                                                                      August 13,
                                              Nine Months ended          1998 to
                                                  September 30,     December 31,
                                                           1999             1998
                                              -----------------   --------------

OPERATING ACTIVITIES
 Net loss                                     $        (627,595)  $     (52,208)
 Item not affecting cash
  Amortization of capital assets, acquired
   software and other intangible assets                  31,832          40,275
  Warrants issued for financing fees                     84,730              --
  Net change in non-cash working capital
   balances
  Accounts receivable                                   (40,637)        (18,520)
  Prepaid expenses and deposits                          (1,146)         (6,296)
  Accounts payable and accrued liabilities              193,720          32,731
  Income taxes payable                                  250,000              --
  Advances from shareholders                            (10,605)         10,605
-------------------------------------------------------------------------------
                                                       (119,701)         6,587
-------------------------------------------------------------------------------


FINANCING ACTIVITIES
 Proceeds on issuance of capital stock, net
  of offering costs                                     801,875               1
 Deferred share issue costs                            (143,006)             --
-------------------------------------------------------------------------------
                                                        658,869               1


INVESTING ACTIVITY
 Purchase of capital assets                             (67,725)         (2,086)
-------------------------------------------------------------------------------

NET CASH INFLOW                                         471,443           4,502

CASH, BEGINNING OF PERIOD                                 4,502              --
-------------------------------------------------------------------------------
CASH, END OF PERIOD                           $         475,945   $       4,502
===============================================================================


SUPPLEMENTAL CASH FLOW INFORMATION
 Common shares issued for acquired software   $              --   $      64,517
  and intangibles


See accompanying Notes to the financial statements

E-XACT TRANSACTIONS LTD.
STATEMENTS OF SHAREHOLDERS' EQUITY
(Expressed in Canadian Dollars)
=====================================================================================================================


                                                                     Additional                           Total
                                                Common Stock          paid in       Accumulated       Shareholders'
                                             Shares      Amount       Capital         Deficit            Equity
                                           ----------------------  -------------  ---------------   -----------------
Issuance of common stock for cash             42,000    $      2     $      --       $      --          $         2

Issuance of common stock for acquired
 software and intangibles (Note 4)         4,158,000      64,515            --              --              64,515

Net loss                                          --          --            --         (52,208)             (52,208)
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998               4,200,000      64,517            --         (52,208)              12,309

Reclassification on reincorporation
 (Note 8)                                         --     (60,317)       60,317              --                   --

Warrants issued for consulting fees
 (Note 8(d))                                      --          --        84,730              --               84,730

Issuance of common stock on private
 placement, net of offering costs
 of $15,700                                1,107,000       1,107       800,768              --              801,875

Net loss                                          --          --            --        (627,595)            (627,595)
---------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999              5,307,000     $ 5,307     $ 945,815       $(679,803)         $   271,319
=====================================================================================================================


See accompanying Notes to the financial statements

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

1.     DESCRIPTION OF THE BUSINESS AND CONTINUING OPERATIONS

       The Company specializes in online financial transaction processing supporting customers' e-commerce activities.

       The Company was initially incorporated on August 13, 1998 under the laws of British Columbia, Canada. On July 28, 1999 the Company was reincorporated in the State of Delaware.

       The Company was formed through the acquisition of certain software and other intangible assets from Sutton Group Financial Services ("Sutton") and Data Direct Holdings Ltd. ("DataDirect"). In consideration for the acquisition of these assets Sutton and Data Direct, two unrelated companies, at the time of the acquisition, each received 2,100,000 common shares (see Note 4).

       The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $627,595 in the nine months period ended September 30, 1999 (period from inception August 13, 1998 to December 31, 1998 - $52,208) and at September 30, 1999 had a working capital deficiency of $224,798 and capital deficiency of $287,019.

       These factors among others indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon achieving operating levels adequate to support the Company's cost structure and obtaining adequate financial resources through a contemplated initial public offering of its shares or otherwise. The Company expects to have sufficient working capital from the proceeds of the initial public offering and other contemplated financing to support its operations during the twelve-month period subsequent to September 30, 1999. However, there can be no assurance that such offerings will be successful.

2.     SIGNIFICANT ACCOUNTING POLICIES

       These financial statements have been prepared in accordance with the following significant accounting polices.

       (a)  Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and for the periods presented. Estimates are used for, but not limited to, accounting for doubtful accounts, amortization, income taxes, and contingencies. Actual results may differ from those estimates.

       (b)  Research and development costs

            All research and development costs are expensed when incurred.

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       (c)  Deferred share issue costs

            Share issue costs incurred prior to the issuance of share capital are deferred and netted against the proceeds when the related shares are issued.

       (d)  Acquired software and intangibles

            Costs related to acquired software for internal use are capitalized and are amortized on a straight-line basis over one year, the estimated period of benefit. Costs related to the acquisition of other rights are capitalized and are amortized on a straight-line basis in 1998, the estimated period of benefit. The Company evaluates the recoverability of its acquired software and intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No impairment in assets has been identified by the Company in the periods ended September 30, 1999 and December 31, 1998.

       (e)  Capital assets and amortization

            Capital assets are recorded at cost and amortized over the estimated useful lives of the assets on the following basis:

            Computer software               100% per annum declining balance
            Computer equipment              30% per annum declining balance

            The Company periodically evaluates the recoverability of its capital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No impairment in assets had been identified by the Company in the periods ended September 30, 1999 and December 31, 1998.

       (f)  Revenue recognition

            The Company's revenue is derived from the following sources:

            (i) Online transactions

                Revenue from the setup, maintenance, and processing of online transactions is recognized when the services are performed, the amount of revenue is determinable and collectibility is reasonably assured.

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       (f)  Revenue recognition (continued)

           (ii) Web development

                Revenue from services related to web development are recognized when the services are performed, the amount of revenue is determinable and collectibility is reasonably assured. Provision for estimated losses on contracts is recorded when identified.

       (g)  Comprehensive income

            SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The company has no comprehensive income items, other than the net loss, in any of the periods presented.

       (h)  Business segments

            SFAS No. 131, Disclosures about Segments of an Enterprises and Related Information, establishes standards for reporting, information about operating segments in annual financial statements. It also establishes standards for disclosures about products and services, geographic areas and major customers. Information related to SFAS No. 131 is contained in Note 13.

       (i)  Recent accounting pronouncements

            In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This SOP was effective for fiscal years beginning after December 15, 1998. This SOP requires capitalization of certain costs of computer software developed or obtained for internal use. The adoption of this statement had no significant effect on the financial position or results of operations.

            In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities. This SOP was effective four years beginning after December 15, 1998. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. The adoption of this statement had no significant effect on the financial position or results of operations.

            In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Financial Accounting Standards Board have subsequently delayed implementation of the standard for the financial years beginning after June 15, 2000. The impact on the company's financial statements is not expected to be material.

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       (j)  Basic and diluted loss per share

            Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period.

       (k)  Foreign currency translation

            The Company is a Delaware corporation and considers the Canadian dollar to be the appropriate functional currency for the Company's operations because the majority of the Company's business is in Canada, denominated in Canadian dollars. Monetary assets and liabilities that are not denominated in Canadian dollars are translated at the exchange rate on the balance sheet date.

            Revenues and expenses are translated using average exchange rates prevailing during the period. Gains and losses on foreign currency transactions and translation are recorded in the statements of operations.

            The Company periodically reviews in accordance with SFAS 52 the determination of its functional currency.

3.     ACCOUNTS RECEIVABLE

       Accounts receivable are recorded net of no allowance for doubtful accounts at September 30, 1999 and December 31, 1998.

4.     ACQUIRED SOFTWARE AND INTANGIBLES

                                                September 30,     December 31,
                                                         1999             1999
                                                -------------     ------------

       Acquired software and intangible         $      64,515     $     64,515
       Accumulated amortization
                                                      (58,451)         (40,257)
       -----------------------------------------------------------------------
                                                $       6,064     $     24,258
       =======================================================================

       Effective September 1, 1998, the Company entered into an agreement with Sutton Group Financial Services Ltd. ("Sutton"), a shareholder, under which the Company purchased all rights, title and interest in and to Version 2 of the E-xact Gateway software. The consideration paid for this asset, representing the costs incurred by Sutton in the development of this asset, consisted of 2,100,000 common shares at a deemed value of $32,515 (Note 8).

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

4.     ACQUIRED SOFTWARE AND INTANGIBLES (CONTINUED)

       At the same time, the Company entered into an agreement with DataDirect Holdings Inc. ("DataDirect"), a shareholder, under which the Company acquired intangible assets consisting of the development rights in and to Version 2 of E-xact Gateway software as well as certain rights and customer lists. The consideration for these intangibles, representing the costs incurred by DataDirect in the development of these assets of $16,000 for the software rights and $16,000 of other intangible assets, consisted of 2,100,000 common shares at a deemed value of $32,000 (Note
       8).

       The acquisition of the software and other intangible has been recorded at the carrying value in the accounts of the related party.

5.     CAPITAL ASSETS

                                    September 30, 1999              December 31, 1998
                            ------------------------------------   --------------------
                                        Accumulated    Net Book         Net Book
                              Cost     Amortization      Value           Value
                            ------------------------------------   --------------------

       Computer software    $ 21,156     $  7,933      $ 13,223       $       --
       Computer equipment
                              48,656        5,722        42,934            2,069
       --------------------------------------------------------------------------------

                            $ 69,812    $  13,655      $ 56,157        $   2,069
       ================================================================================


6.     DUE TO SHAREHOLDERS

       The amounts due to shareholders are unsecured, non-interest bearing and are repayable under the Company's normal trade terms.

7.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

       The principal components of accounts payable and accrued liabilities were as follows:

                                     September 30, 1999     December 31, 1998
                                    -------------------    ------------------

       Trade payables                $          186,566     $          17,446
       Other accrued liabilities                 39,886                15,285
       ----------------------------------------------------------------------
                                     $          226,452     $    $     32,731
       ======================================================================

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

8.     SHAREHOLDERS' EQUITY

       (a)  Authorized stock

            The Company was initially incorporated on August 13, 1998 under the laws of British Columbia, Canada with 50,000,000 authorized common stock with no par value. On July 28, 1999 the Company was reincorporated in the State of Delaware.

            The Company has authorized 50,000,000 common stock with a par value of $0.001 per share. As a result of the reincorporation and change to par value shares, $60,317 was reclassified from common stock to additional paid in capital.

       (b) On September 2, 1999 the Company's common stock were split, twenty-one thousand-for-one. All per share amounts of prior periods have been adjusted to reflect the split.

       (c)  Employee Stock Option Plan

            Subsequent to September 30, 1999, on October 7, 1999 the Company's board of directors approved a stock option plan. Under the Employee Stock Option Plan, a maximum of 1,510,000 shares has been reserved for issuance.

       (d)  Warrants

            Entered into an agreement with Bolder Venture Partners ("BVP") to have BVP complete a financing plan which will include an initial private placement (b), an Initial Public Offering ("IPO") (c), and a Follow-On Placement. In partial consideration of BVP's services, the Company will issue BVP warrants to purchase 900,000 shares exercisable for a period of five years from July 28, 1999, which will vest in four equal tranches, subject to performance by BVP as follows:

            (i) 25% of the Warrants will be exercisable upon execution by E-xact of the agreement, at a price of U.S.$0.25 per share (these Warrants became exercisable on August 28, 1999 and are outstanding at September 30, 1999);

            (ii) 25% of the Warrants will be exercisable upon completion of the initial private placement, at a price per share equal to the private placement price (estimated to be U.S.$0.50 per share) (subsequent to September 30, 1999, on October 14, 1999, these Warrants became exercisable;

            (iii) 25% of the Warrants will be exercisable upon completion of the IPO, at a price per share equal to the IPO price (estimated to be U.S.$1.00 per share); and

            (iv) the final 25% of the Warrants will be exercisable immediately upon completion of the Follow-On Placement, at a price equal to the private placement price.

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

8.     SHAREHOLDERS' EQUITY

       (d)  Warrants (continued)

            The first tranche is not contingent on obtaining financing and therefore will be accounted for as a compensatory finance fee equal to the fair market value of the stock on August 28, 1999 less the option price which approximates $84,730. The remaining tranches will be accounted for in a similar manner except any difference between the fair value and the option price will be offset against share capital as receiving the warrants is contingent on raising the applicable capital. Under this agreement BVP agreed to serve as corporate and financial advisors to the Company for a period of twelve months, commencing July 1, 1999 at a rate of $10,000 per month.

9.     FINANCIAL INSTRUMENTS

       (a)  Fair value

            The carrying values of cash, accounts receivable, deposits, accounts payable and accrued liabilities and amounts due to shareholders, as reflected in the balance sheet, approximate their respective fair values as at September 30, 1999 and December 31, 1998 because of the demand or short-term maturity of these instruments.

       (b)  Credit risk and economic dependence

            The Company is subject to credit risk as it earns revenue from a limited number of customers. Bad debt experience has not been significant. During the six months ended September 30, 1999 - $52,567 (period from inception August 13, 1998 to December 31, 1998
            - $22,135) of revenue was derived from a single customer. As at September 30, 1999 accounts receivable included $16,392
            (December 31, 1998 - $5,408) due from a single customer.

       (c)  Foreign exchange risk

            The Company undertakes certain transactions in US dollars and as such is subject to risk due to fluctuations in exchange rates. The Company does not use derivative instruments to reduce exposure to foreign exchange risk.

10.    RELATED PARTY TRANSACTIONS

       Related party transactions not otherwise disclosed in these financial statements include:

       (a) During the nine months ended September 30, 1999 the Company paid consulting fees of $110,000 (1998 - Nil) to a corporate shareholder for research and development services.

       (b) As at September 30, 1999 accounts payable and accrued liabilities include $Nil (December 31, 1998 - $6,499 due to a corporate shareholder for operating costs paid on its behalf.

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

11.    COMMITMENTS

       Future minimum operating lease payment for premises and equipment leases for the years ending December 31 are due as follows:

                                      September 30, 1999      December 31, 1998
                                      ------------------     ------------------

       1999                           $           86,225      $          62,835
       2000                                      106,565                 46,565
       2001                                       28,047                 28,047
       ------------------------------------------------------------------------

                                      $          220,837      $         137,447
       ========================================================================


12.    INCOME TAXES

       The reported income tax provision differs from the amount computed by applying the Canadian basis statutory rate to the loss before income taxes. The reasons for this difference and the related tax effects are as follows:

                                      September 30, 1999      December 31, 1998
                                      ------------------      -----------------

       Canadian basis statutory
        tax rate                                      45%                   45%
       Expected income tax recovery   $         (169,918)              (23,494)
       Losses producing no current
        tax benefit                                   --                23,494
       Tax provision on redomicile
        of company                               419,918                    --
       -----------------------------------------------------------------------
                                      $          250,000                    --
       =======================================================================

       Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes. Significant components of the company's deferred tax assets and liabilities as of September 30, 1999 and December 31, 1998 are as follows:

                                      September 30, 1999      December 31, 1998
                                      ------------------      -----------------
       Deferred income tax assets
        Net operating tax loss
         carry forwards               $               --      $          23,494
       Valuation allowance for
        deferred income tax asset
        Net deferred income tax
         assets                                       --                (23,494)
                                                                             --
       -------------------------------------------------------------------------
       Deferred income tax
        liabilities                   $               --      $              --
       =========================================================================

       On July 28, 1999, the Company was reincorporated in the State of Delaware. This event resulted in a deemed tax year end and a taxable gain for Canadian tax purposes, based on the excess of the fair

E-XACT TRANSACTIONS LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Information as at September 30, 1999 and for the nine months ended
September 30, 1999 is audited)
(Expressed in Canadian Dollars)
================================================================================

       market value of the Company's assets over their related tax cost. Accordingly, a provision for the Canadian taxes on the estimated taxable gain, net of available current tax losses, has been recorded in the amount of $250,000.

13.    SEGMENTED INFORMATION

       The Company operates in one segment - electronic commerce services.

       The Company attributes revenue among geographical areas based on the location of the customers. All revenues are derived in Canada. Long-lived assets include capital assets and are located in Canada.

       The Company's customer sales concentration is discussed in Note 9(b).


14.    SUBSEQUENT EVENTS

       Subsequent to September 30, 1999, the Company:

       (a) completed a private placement of 520,000 common stocks for gross proceeds of U.S.$260,000;

       (b) filed a preliminary prospectus with the British Columbia Securities Commission on December 10, 1999 covering the sale of 1,725,000 common stocks for expected gross proceeds of U.S.$1,725,000.

            In conjunction with this filing, the Company entered into a Sponsorship Agreement with Canaccord Capital Corporation ("Canaccord"). Under the Sponsorship Agreement, the Company has agreed to pay Canaccord a sponsorship fee of U.S.$10,000, an administrative fee of U.S.$4,000 and an agent's commission of 7.5% of the gross proceeds. In addition, Canaccord has been granted a warrant to acquire up to 172,500 shares at a price of U.S.$1.00 per share, plus 75,000 common stocks as a corporate finance fee.

      (c) approved 500,000 employee stock options to purchase shares of common stock at U.S.$1.00 per share. The issuance of these stock options in accordance with the Company's Employee Stock Option Plan are subject to Board approval.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (a) As permitted by the Delaware General Corporation Law, the certificate of incorporation of E-xact eliminates the liability of directors to E-xact or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

      (b) The certificate of incorporation provides that E-xact will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of E-xact against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. E-xact's bylaws provide for a similar indemnity to directors and officers of E-xact to the fullest extent authorized by the Delaware General Corporation Law.

      (c) The certificate of incorporation also gives E-xact the ability to enter into indemnification agreements with each of its directors and officers.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


              Consultants                 $    26,100
              Legal fees                  $   257,900
              Accounting fees             $    70,000
              Registration fees           $     1,000
              Listing fees                $     2,000
              Transfer agent fees         $     2,000
              Printing                    $     1,000
                                          -----------
                                          $   360,000

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

      During the period from E-xact's incorporation through to the date of this prospectus, E-xact has issued the following shares, after giving effect to the September 2, 1999 stock split of 21,000 to 1:

        o E-xact issued 100 shares of common stock to each of DataDirect Holdings, Inc. and Sutton Group Financial Services, Ltd. on September 1, 1998 in consideration of the transfer of certain software assets to E-xact. Effective September 2, 1999, these shares were subject to a 21,000:1 share split in connection with the domestication of E-xact as a Delaware corporation. These shares have been assigned a deemed price of Cdn. $0.25 per share to reflect the estimated value of the assets transferred as consideration for the shares as of June 15, 1999. The issuance of the shares by the Delaware domesticated corporation was made in reliance upon Regulation S under the Securities Act of 1933 as the shares were issued in a transaction outside the U.S. to two non-U.S. persons and the certificates representing the shares will bear a legend calling attention to the restrictions on transfer of the shares in the U.S. or to a U.S. person.

        o Between August 5, 1999 and October 14, 1999, E-xact sold and issued 670,000 shares of common stock to nine U.S. persons at a price of $0.50 per share (gross proceeds $335,000) in transactions that were exempt from registration pursuant to Regulation D under the Securities Act of 1933. All purchasers were accredited investors, all shares were taken for investment and with no view to distribution except pursuant to an effective registration statement or exemption from registration under the Securities Act of 1933, and all certificates evidencing the shares will be legended to the reflect the restrictions upon their transfer.

         o Between June 1, 1999 and December 22, 1999, E-xact sold and issued 1,027,000 shares of common stock to 46 non-U.S. persons in jurisdictions outside of the United States at a price per share of $0.50 (gross proceeds of $513,500) in the reliance upon Regulation S under the Securities Act of 1933. All certificates representing the shares will be legended to reflect the restrictions upon transfer of the shares in the U.S. or to a U.S. person.

        o On January 12, 2000, the board of directors authorized the grant of options to purchase up to an aggregate of 1,104,700 shares of E-xact common stock to 19 individuals who are directors, officers, or employees of E-xact. The number of options granted to any one person ranges from 100 shares to 500,000 shares (in the case of the chief executive officer). All of these options are exercisable at $1.00 per share and vest over a 24-month or 36- month period. None of the options have been exercised. The options were granted in reliance upon the exemption from registration under the Securities Act of 1933 provided for in Rule 701 under the Securities Act of 1933.

         o Pursuant to a consulting agreement dated July 28, 1999 (amended January 21, 2000), E-xact granted Bolder Venture Partners a warrant to purchase up to 1,236,136 shares of E-xact common stock for a period of five years from July 28, 1999. 225,000 of the warrants were exercised at $0.25 per share on January 18, 2000. The remaining warrants became exercisable or will become exercisable as follows:

                 -        557,136 at $1.00 per share as of October 14, 1999.

                 - 225,000 at $1.00 per share upon completion of the initial public offering of E-xact.

                 - 225,000 at a price per share equal to the price per share under a future private placement of not less than $3,000,000, if such a private placement is made.

         o The warrants were issued in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to
                 Section 4(2) of the Securities Act of 1933. The warrant was granted pursuant to a consulting agreement in a transaction not involving a public offering to a fully informed investor that had agreed to hold the shares for investment with no view to a distribution except pursuant to an effective registration statement or an exemption from registration under the Securities Act of 1933.

ITEM 27.    EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION OF EXHIBIT
---------    ------------------------------------------------------------------
1            Agency Agreement dated October 13, 1999 between E-xact Transactions
             Ltd. and Canaccord Capital Corporation*

3.1          Certificate of Domestication of E-xact Transactions Ltd.*

3.2          Certificate of Incorporation of E-xact Transactions Ltd.*

3.3          Bylaws*

5.1          Legal Opinion of Davis, Graham & Stubbs LLP****

10.1 Amended Sponsorship Agreement dated January 2000 between E-xact Transactions Ltd., Inc. and Canaccord Capital Corporation***

10.2 Lease dated April 22, 1999 between Harbour Centre Complex Limited as attorney-in-fact for Lord Realty Holdings Limited and Privest Properties Ltd. (Landlord) and E-xact Transactions Ltd.*

10.3         Stock Option Plan*

10.4 Letter Agreement dated September 16, 1999 between E-xact Transactions Ltd. and Ted Henderson.*

10.5 Letter Agreement dated July 28, 1999 between E-xact Transactions Ltd. and Bolder Venture Partners, LLC.*

10.6 Management Agreement dated April 15, 1999 between DataDirect Holdings, Inc. and Peter Fahlman, and Robert Roker, and E-xact Transactions Ltd.*

10.7 Form of Employment Agreement executed between E-xact Transactions Ltd. and each of Peter Fahlman, Robert Roker and Brian Archer**

10.8 Confidentiality Agreement dated December 10, 1999 between E-xact Transactions Ltd. and Ted Henderson**

10.9 Amended Letter Agreement dated January 18, 2000 between E-xact Transactions Ltd. and Bolder Venture Partners, LLC.***

10.10 Agency Agreement Amendment dated January 19, 2000 between E-xact Transactions Ltd. and Canaccord Capital Corporation.***

10.11 Sublease Agreement dated December 14, 1999 between E-xact Transactions Ltd. and Kinder Morgan, Inc.***

23           Consent of Deloitte & Touche LLP (chartered accountants)****
----------------------
*     Filed with Registration Statement on Form SB-2 filed October 22, 1999.
** Filed with Registration Statement on Amendment No. 1 to Form SB-2 filed December 22, 1999.
*** Filed with Registration Statement Amendment No. 2 to Form SB-2 filed February 8, 2000.
**** Filed with Registration Statement Amendment No. 3 to Form SB-2 filed February 11,2000.

                                 UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of E-xact pursuant to E-xact's Bylaws or Certificate of Incorporation, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned hereby undertakes that:

      (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (3) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (5) To file a post-effective amendment to include any financial statements required to be filed pursuant to section 210.3-19 at the start of any delayed offering or throughout a continuous offering.

      (6) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on the 3rd day of March, 2000.

                                     E-XACT TRANSACTIONS LTD.


                                     By: /s/Ted Henderson
                                        ---------------------------------------
                                        Name: Ted Henderson
                                        Title:  President and Chief Executive
                                                Officer


          SIGNATURES                          TITLE                 DATE
----------------------------------      -------------------   ------------------


/s/Ted Henderson
------------------------------          President and Chief   March 3, 2000
Ted Henderson                           Executive Officer


/s/Peter Guy Fahlman
------------------------------          Vice-President and    March 3, 2000
Peter Guy Fahlman                       Director



------------------------------          Director
Dieter Heidrich


/s/Lance Tracey
------------------------------          Director              March 3, 2000
Lance Tracey


/s/Cliff Mah
------------------------------          Director              March 3, 2000
Cliff Mah


/s/Paul C. MacNeill
------------------------------          Director              March 3, 2000
Paul C. MacNeill


/s/Edmund Shung
------------------------------          Chief Financial       March 3, 2000
Edmund Shung                            Officer